As filed with the Securities and Exchange Commission on December 21, 2007

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISUAL MANAGEMENT SYSTEMS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	3669	68-0634458
State of Jurisdiction or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 Industrial Way North, Suite C
Toms River, New Jersey 08755
(732) 281-1355

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Jason Gonzalez
Chief Executive Officer
Visual Management Systems, Inc.
1000 Industrial Way North, Suite C
Toms River, New Jersey 08755
(732) 281-1355
(Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:

Philip D. Forlenza, Esq.
Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, P.O. Box 190
Middletown, New Jersey 07748
(732) 741-3900

As soon as practicable after the effective date of this Registration Statement

(Approximate Date of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock	291,600		$0.98	$285,768	$9

Common Stock underlying Warrants (3)	13,237,600		0.98	12,972,848	399

Common Stock underlying Series A Convertible Preferred Stock	3,080,000		0.98	3,018,400	93

Common Stock underlying 5% Secured Convertible Debentures	9,000,000	(4)	0.98	8,820,000	271

Common Stock underlying Convertible Notes	240,000		0.98	235,200	8

Total	24,709,572		0.98	25,332,216	$780

(1)

Pursuant to Rule 416 of the Securities Act, the shares of Common Stock offered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated the number of shares of our common stock issuable upon conversion of the debentures and exercise of the warrants under their initial conversion price or exercise prices. Should a change in the conversion ratio for the Series A preferred stock or debentures result in our having insufficient shares, we will not rely on Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price of our warrants as a result of an issuance or sale of shares below the then current exercise price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Pursuant to Rule 457(c), the fee calculation is based on $0.98 which is the average of the high and low sales prices of the Registrant’s common stock on the OTC Bulletin Board on December 19, 2007.

(3)

Includes 1,987,600 shares issuable upon the exercise of warrants having an exercise price of $.50 per share and 11,250,000 shares issuable upon the exercise of warrants having an exercise price of $1.15 per share.

(4)

In accordance with our agreement with the holders of the 5% secured convertible debentures, we are registering (i) all of the shares of common stock issuable upon conversion in full of the debentures at the initial conversion price and (ii) our estimate of all shares of common stock issuable as interest or principal under the terms of the 5% secured convertible debentures assuming all permissible interest and principal payments are made in shares of common stock and the debentures are held until maturity.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until this registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 21, 2007

PROSPECTUS

VISUAL MANAGEMENT SYSTEMS, INC.

24,709,572 Shares of Common Stock

This prospectus relates to the sale by the selling stockholders of Visual Management Systems, Inc. of up to an aggregate of 24,709,572 shares of our common stock. The shares offered by this prospectus include:

•	291,600 issued and outstanding shares of common stock, including 71,600 shares that were issued to the placement agent for our private offerings completed in March and October 2007;

•	3,080,000 shares of common stock issuable upon conversion of our Series A preferred stock issued to purchasers in our private offering completed in October 2007;

•	616,000 shares of common stock issuable upon the exercise of warrants issued to purchasers in our private offering completed in October 2007;

•	9,000,000 shares of common stock issuable upon conversion of the principal amount of and interest accruing under the 5% secured convertible debentures purchased in our November 2007 private offering;

•	11,250,000 shares of common stock issuable upon exercise of warrants issued to purchasers of our 5% secured convertible debentures purchased in our November 2007 private offering;

•	240,000 shares of common stock issuable upon conversion of convertible notes issued in a private transaction in March 2007;

•	100,000 shares of common stock issuable upon conversion of warrants issued in our March 2007 private offering; and

•	1,271,600 shares of common stock issuable upon the exercise of warrants issued to the placement agents for our private offerings completed in March, October and November 2007.

All of such shares of common stock are being offered for resale by the selling stockholders.

We will not receive any of the proceeds from the sale of the shares of common stock that are subject to this prospectus by the selling stockholders.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “VMSY.OB.’’ The last sales price of our common stock on December 21, 2007 as reported by the OTC Bulletin Board was $1.01 per share.

Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on Page 5 which describes certain material risk factors you should consider before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal defense.

The date of this prospectus is December ___, 2007.

You should rely only on the information contained in this prospectus and in any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement is accurate as of the date on the front cover of this prospectus or any supplement only, regardless of the time of delivery of this prospectus or any supplement or of any sale of our common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

          The following summary highlights aspects of the offering. This prospectus does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, all references to “we”, “us”, “our”, the “Company” and similar terms, as well as references to the “Registrant” in this prospectus, refer to Visual Management Systems, Inc. and not to the Selling Stockholders.

Our Company

          We provide loss prevention management solutions to businesses through the design, sale and installation of digital surveillance systems called “Virtual Managers” that enable clients to proactively manage their businesses with easy data retrieval and live viewing from anywhere in the world. We believe that there is a lucrative and underserved market for loss prevention technology through the use of digital recording and video transmission to remote locations and corporate offices.

          Visual Management Systems, Inc. was incorporated in the State of Nevada in March, 2004. Our company was originally named Wildon Productions Inc. We changed our name to Visual Management Systems, Inc. and effected a 1-for-7 reverse stock split of our common stock in connection with our acquisition of Visual Management Systems Holding, Inc. described below. From incorporation until our acquisition of Visual Management Systems Holding, Inc., we were an exploration stage company primarily engaged in the acquisition and exploration of mineral properties. Upon the completion of the acquisition, we succeeded to the business of Visual Management Systems Holding, Inc. and relocated our principal executive offices to those of Visual Management Systems Holding, Inc. at 1000 Industrial Way West, Suite C, Toms River, New Jersey 08755. The telephone number at our principal executive offices is (732) 281-1355.

Recent Transactions

          Merger and Private Placement. On July 17, 2007, we acquired all of the outstanding capital stock of Visual Management Systems Holding, Inc., a New Jersey corporation, in connection with the merger of our wholly owned subsidiary with and into Visual Management Systems Holding, Inc. Pursuant to the agreement and plan of merger and reorganization, the former stockholders of Visual Management Systems Holding, Inc. received shares of our common stock representing approximately 76.5% of our outstanding common stock after giving effect to the merger and the cancellation of 476,429 shares of common stock surrendered by one of our principal stockholders. In addition, our board of directors was reconstituted at the effective time of the merger with designees of Visual Management Systems Holding, Inc. replacing our then current board of directors. Further, at the effective time of the merger, we abandoned our prior business plan and the operations of Visual Management Systems Holding, Inc. acquired as a result of the merger became our sole line of business. When we refer in this prospectus to our business and financial information relating to periods prior to the merger, we are referring to the business and financial information of Visual Management Systems Holding, Inc., unless the context otherwise requires.

          Contemporaneous with the closing of the merger, we sold to subscribers 481 units pursuant to a confidential private placement memorandum dated March 30, 2007, with each unit consisting of one share of Series A convertible preferred stock and a warrant to purchase 1,000 shares of common stock at an initial exercise price of $3.50 per share. Each share of Series A convertible preferred stock has a $2,500 liquidation preference and was initially convertible into shares of common stock at a conversion price of $2.50 per share, subject to adjustment to protect against dilution under certain circumstances. As a result of a private placement of 5% secured convertible debentures and warrants that took place in November 2007 as described below, the conversion price of the Series A convertible preferred stock and the exercise price of the warrants has been adjusted to $.50 per share. Additional closings of the private placement took place in July and October 2007, and we issued a total of 616 shares of Series A convertible preferred stock and warrants to acquire 616,000 shares of common stock to our investors. The net proceeds of the private placement after deducting $123,091 of commissions and $112,436 of expenses paid to our placement agent, Brookshire Securities Corporation, were approximately $1,286,000. In connection with this private placement, we agreed to file a registration statement covering the resale of shares of common stock that may be issued to the holders of the Series A convertible preferred stock and the warrants. This prospectus is part of such registration statement. We are obligated to maintain the effectiveness of the resale registration statement from its effective date through and until the earlier of 48 months after the effective date or the date upon which all shares may be sold under Rule 144(k) of the Securities Act of 1933. In the event that the registration statement is not declared effective by February 25, 2008, the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock will be increased, subject to the limit described below, by two percent for each month (or portion thereof) that the resale registration statement is not so filed or effective.

          We are required to use our best efforts to respond to any SEC comments on the resale registration statement on or prior to the date which is twenty (20) business days from the date such comments are received. In the event that we fail to respond to such comments within twenty (20) business days, the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock will be increased, subject to the limit described below, by two percent (2%) for each month (or portion thereof) that a response to the comments to such shelf registration statement has not been submitted to the SEC.

          The aggregate increase in the number of shares issuable upon the conversion of the Series A convertible preferred stock by reason of our failure to respond to SEC comments or have the resale registration statement declared effective shall in no event exceed twenty percent (20%).

          November 2007 Private Placement. On November 30, 2007, we entered into a securities purchase agreement with three affiliated institutional investors for the sale of original issue discount 5% secured convertible debentures and common stock purchase warrants. We refer to this transaction as our November 2007 Private Placement. In this transaction, we issued an aggregate of $3.75 million principal amount of debentures at an original issue discount of 20% and warrants to purchase an aggregate of 11,250,000 shares of our common stock. This transaction resulted in net proceeds to us of $2,665,000, after deducting fees and expenses of $335,000, $300,000 of which was paid to Kuhns Brothers, Inc., in exchange for their services as placement agent in connection with the transaction and $35,000 of which was paid to cover the investors’ legal fees.

          The warrants issued in the November 2007 Private Placement are five year warrants to purchase shares of our common stock at a price of $1.15 per share, subject to adjustment, including full-ratchet anti-dilution protection.

          The following summarizes the terms of the debentures we issued in connection with our November 2007 Private Placement and is qualified by reference to a copy of the debenture which is filed as an exhibit to our Form 8-K filed with the SEC on December 3, 2007:

•	Term. The debentures are due and payable on May 31, 2010.

•	Interest. Interest accrues at the rate of 5% per annum and is payable quarterly on April 1, July 1, October 1 and December 1, commencing on January 1, 2008.

•	Monthly Principal Payments. Monthly principal payments equal to 1/18th of the principal amount due under each debenture begin November 1, 2008 and continue through May 31, 2010.

•

Payments of Principal and Interest. We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $0.50) or 85% of the average of the volume weighted average price, or VWAP, per share as reported by Bloomberg L.P. for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.

•

Early Redemption. We have the option to redeem the debentures before their maturity by payment in cash of 120% of the then outstanding principal amount plus accrued interest and other charges. To redeem the debentures we must meet certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures. The payment of the debentures would occur on the 10th day following the date we gave the holders notice of our intent to redeem the debentures. We agreed to honor any notices of conversion that we receive from a holder before the date we pay off the debentures.

•

Voluntary Conversion by Holder. The debentures are convertible at any time at the discretion of the holder at a conversion price per share of $.50, subject to adjustment including full-ratchet, anti-dilution protection, and subject to a 9.99% cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion.

•

Forced Conversion. Subject to compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures and subject to a 9.99% cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, we also have the right to force conversion if the average of the VWAP for our common stock exceeds $2.88 for 20 trading days out of a consecutive 30 trading day period.

          The debentures impose certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions. The debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, our common stock ceases to be eligible for listing or quotation on a trading market, a change in control, failure to secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner. In the event of default, the holders of the debentures have the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130% of the amount outstanding, plus accrued interest and expenses. Our obligations under the debentures are secured by substantially all of our assets.

          In connection with our November 2007 Private Placement, we also entered into a registration rights agreement dated November 29, 2007, with the institutional investors, pursuant to which we agreed to file a registration statement covering the resale of the shares of common stock that may be issued to such investors upon the conversion of the debentures, payment in kind, and the exercise of the related warrants. This prospectus is part of such registration statement. We also agreed to maintain the effectiveness of the registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144(k) of the Securities Act of 1933, or the “Securities Act.” If the registration statement of which this prospectus is a part is not declared effective by the SEC by February 28, 2008 (or March 30, 2008 in case of a full review of the registration statement by the SEC), or if we fail to maintain the effectiveness of the registration statement, we are required to pay to each investor, as partial liquidated damages, cash equal to 2% of the aggregate purchase price paid by such investor for any securities purchased in our November 2007 Private Placement and then held by such investor, and shall pay to such investor such amount for each subsequent 30-day period, up to a maximum aggregate liquidated damages amount of 20% of the aggregate purchase price paid by such investor in our November 2007 Private Placement.

          In addition, the investors have a right to participate in up to 100% of any debt or equity financing we propose to undertake through the date that is the 12-month anniversary of the effectiveness of the registration statement of which this prospectus is a part.

The Offering

Common stock outstanding	6,978,905 shares as of December 21, 2007.

Common stock that may be offered by selling stockholders

Up to 24,709,572 shares, representing 191,600 shares of our common stock that were issued to the selling stockholders, 13,237,600 shares of our common stock underlying warrants that were issued to the selling stockholders, 3,080,000 shares of our common stock underlying Series A convertible preferred stock that were issued to the selling stockholders, 9,000,000 shares of our common stock issuable upon the conversion of or as payment of principal or interest under the 5% secured convertible debentures that were issued to the selling stockholders and 240,000 shares of our common stock underlying convertible notes.

Total proceeds raised by offering

We will not receive any proceeds from the resale or other disposition of the common stock covered by this prospectus by any selling stockholder. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

RISK FACTORS

          An investment in shares of our common stock is highly speculative and involves a high degree of risk. Only those investors who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following risk factors in evaluating whether to invest in our company.

We have a limited operating history, which limits the information available to you to evaluate our business, and we continue to experience operating losses.

          We began our operations in June 2003. We incurred net losses of approximately $1,926,000 and $477,346 during the years ended December 31, 2006 and 2005, respectively, and $3,517,600 during the nine months ended September 30, 2007. The losses were attributable, in part, to an expansion of our installation capacity to handle projected increases in revenues and sales in 2007 and non-cash charges attributable to conversions of debt to equity. There is limited operating and financial information to evaluate our historical performance and our future prospects. We face the risks and difficulties of an early-stage company including the uncertainties of market acceptance, competition, cost increases and delays in achieving business objectives. There can be no assurance that we will succeed in addressing any or all of these risks or that we will achieve future profitability, and the failure to do so would have a material adverse effect on our business, financial condition and operating results.

A general economic downturn could result in customers not purchasing our services.

          Any decline in the general economy or concern about an imminent decline could delay decisions by prospective customers to make initial evaluations of, or investments in, our products. Any reduction of or delays in expenditures would harm our business.

Our future growth will be harmed if we are unsuccessful in developing and maintaining good relationships with manufacturers and suppliers.

          We rely on third party manufacturers and suppliers for certain components of our products and systems. Risks associated with our dependence upon third party manufacturing relationships include: (i) reduced control over delivery schedules; (ii) lack of quality assurance; (iii) poor manufacturing yields and high costs; (iv) potential lack of adequate capacity during periods of excess demand; and (v) potential misappropriation of our intellectual property.

          We do not know if we will be able to maintain third party manufacturing and supply contracts on favorable terms, if at all, or that our current or future third party manufacturers and suppliers will meet our requirements for quality, quantity or timeliness. Our failure to identify, establish, expand and maintain good relationships with quality marketing and distribution entities could have a material and adverse effect on our business.

Our operating results will be harmed if we are unable to manage and sustain our growth.

          Our success will depend on the expansion of our operations and the effective management of growth, which will place a significant strain on our management, operations and financial resources. To achieve our plan, we must cost-effectively hire and train additional marketing, sales, finance, planning, administrative and management personnel, and buy additional equipment, facilities, information technology and other infrastructure. We must also continue to develop our management, operational and financial systems, procedures and controls. We do not know if we will be able to expand our business rapidly enough or adequately manage this growth. If we do not accurately predict demand for our services, we may have too much or too little delivery capacity. If we overestimate demand, we may incur fixed production expenses that are excessive, which would have a material and adverse effect on our operating results.

Our future growth is largely dependent upon our ability to develop new technologies that achieve market acceptance with acceptable margins.

          Our future growth rate depends upon a number of factors, including our ability to: identify emerging technological trends in our target end-markets; develop and maintain competitive products; enhance existing products by adding innovative features that differentiate our products from those of our competitors; and develop, manufacture and bring products to market quickly and cost-effectively. Our ability to develop new products based on technological innovation can affect our competitive position and requires the investment of significant resources. These development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new technologies or products on a timely basis or that meet the needs of our customers as fully as competitive offerings. In addition, the markets for our products may not develop or grow as management anticipates. The failure of our technologies or products to gain market acceptance or their obsolescence due to more attractive offerings by competitors could significantly reduce our revenues and adversely affect our business, operations and financial results.

We face intense competition from other providers of similar services.

          We face intense competition in the markets in which we operate. Companies competing with us may introduce products that are competitively priced, that have increased performance or functionality or that incorporate technological advances not yet developed or implemented by us. Certain present and potential competitors have financial, marketing, research, and manufacturing resources substantially greater than ours.

          In order to compete effectively in this environment, we must continually develop and market new and enhanced products at competitive prices and must have the resources available to invest in significant research and development activities. The failure to do so could have a material adverse effect on our business operations and financial results.

The market value of our common stock may be adversely affected if we are not able to fund our expansion

          If we are unable to generate on our own the necessary funds for the further development and growth of our business, we may be required to seek additional capital. In addition, if our plans or assumptions with respect to our business change or prove to be inaccurate, we may be required to use part or all of the net proceeds of our recent private placements to fund such expenses and/or seek additional capital. This will depend on a number of factors, including, but not limited to: (i) our ability to successfully market our products and services; (ii) the growth and size of the security industry; (iii) the market acceptance of our products and services; and (iv) our ability to manage and sustain the growth of our business. If we need to raise additional capital, it may not be available on acceptable terms, or at all. Our failure to obtain required capital would have a material adverse effect on our business. If we issue additional equity securities in the future, you could experience dilution or a reduction in priority of your securities.

Changes in legislation or governmental regulations or policies can have a significant impact on our financial condition, results of operations and cash flows.

          We operate in regulated industries. Our operations are subject to regulation by a number of federal agencies with respect to safety of operations and equipment and financial responsibility. Intrastate operations in the United States are subject to regulation by state regulatory authorities. Our Company and our employees are subject to various U.S. federal, state and local laws and regulations, including many related to consumer protection. Most states in which we operate have licensing laws covering the monitored security services industry. Our business relies heavily upon wireline telephone service to communicate signals, and wireline telephone companies are regulated by both the federal and state governments. Changes in laws or regulations could require us to change the way we operate, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations changed or we failed to comply, our financial condition, results of operations and cash flows could be materially and adversely affected.

We could face product liability claims relating to products we manufacture or install. These claims could result in significant costs and liabilities and reduce our profitability.

          We face exposure to product liability claims in the event that any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign such products, which could result in significant unexpected costs. Any insurance we maintain may not be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Any claim or product recall could result in adverse publicity against us, which could adversely affect our financial condition, results of operations and cash flows.

We depend on our manufacturers, some of which are our sole source for specific products, and our business and reputation would be seriously harmed if these manufacturers fail to supply us with the products we require and alternative sources are not available.

          We have relationships with a number of manufacturers for a supply of certain of our products. Our success depends in part on whether our manufacturers are able to fill the orders we place with them and in a timely manner. If any of our manufacturers fail to satisfactorily perform their contractual obligations or fill purchase orders we place with them, we may be required to pursue replacement manufacturer relationships. If we are unable to find replacements on a timely basis, or at all, we may be forced to either temporarily or permanently discontinue the sale of certain products and associated services, which could expose us to legal liability, loss of reputation and risk of loss or reduced profit. Although we continually evaluate our relationships with manufacturers and plan for contingencies if a problem should arise with a manufacturer, finding new manufacturers that offer a similar type of product would be a complicated and time consuming process and we cannot assure you that if we ever need to find a new manufacturer for certain of our products we would be able to do so on a completely seamless basis, or at all. Our business, results of operation and reputation would be adversely impacted if we are unable to provide our products to our customers in a timely manner.

The failure of our systems could result in a material adverse effect.

          Our operations are dependent upon our ability to support a complex network infrastructure and avoid damage from fires, earthquakes, floods, hurricanes, power losses, war, terrorist acts, telecommunications failures and similar natural or manmade events. The occurrence of a natural disaster, intentional or unintentional human error or actions, or other unanticipated problem could cause interruptions in the services provided by us. Any damage or failure that causes interruptions in the service provided by us could have a material adverse effect on our business, operating results and financial condition.

Our product offerings involve a lengthy sales cycle and we may not anticipate sales levels appropriately, which could impair our profitability.

          Some of our products and services are designed for medium to large commercial facilities desiring to protect valuable assets and/or prevent intrusion. Given the nature of our products and the customers that purchase them, sales cycles can be lengthy as customers conduct intensive investigations and deliberate between competing technologies and providers. For these and other reasons, the sales cycle associated with some of our products and services is typically lengthy and subject to a number of significant risks over which we have little or no control.

If we do not protect our proprietary technology and intellectual property rights against infringement or misappropriation and defend against third parties assertions that we have infringed on their intellectual property rights, we may lose our competitive advantage, which could impair our ability to grow our revenues.

          We do not have patent protection with respect to any of our products or systems. As a result, other parties may attempt to copy aspects of our systems or to obtain or use information that is proprietary. The scope of any intellectual property rights that we have is uncertain and is not sufficient to prevent infringement claims against us or claims that we have violated the intellectual property rights of third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. We may not have the financial resources to prosecute any infringement claims that we may have or defend against any infringement claims that are brought against us, or choose to defend such claims. Even if we do, defending or prosecuting our intellectual property rights will divert valuable working capital and management’s attention from business and operational issues.

If we infringe the rights of others we could be prevented from selling products or forced to pay damages.

          If our products, methods, processes, and other technologies are found to infringe the proprietary rights of other parties, we could be required to pay damages, or we may be required to cease using the technology or to license rights from the prevailing party. Any prevailing party may be unwilling to offer us a license on commercially acceptable terms.

If we are unable to retain key personnel it will have an adverse effect on our business.

          Our operations have been and will continue be dependent on the efforts of Mr. Jason Gonzalez, our Chief Executive Officer, Howard Herman, our Chief Financial Officer, Caroline Gonzalez, our Chief Information Officer, and Kevin Sangirardi, our Chief Operating Officer. The commercialization of our products and the development of improvements to our products and systems, as well as the development of new products is dependent on retaining the services of Mr. Gonzalez, Mr. Sangirardi and certain technical personnel who were involved in the development of VMS’s products and services. The loss of key management, the inability to secure or retain such key legacy personnel with unique knowledge of our products and services and the technology and programming employed as part of products and services, the failure to transfer knowledge from legacy personnel to current personnel, or an inability to attract and retain sufficient numbers of other qualified management personnel would adversely delay and affect our business, products and services and could have a material adverse effect on our business, operating results and financial condition.

We do not maintain ‘‘key man’’ life insurance policies on our key personnel.

          We do not have ‘‘key man’’ life insurance policies for Mr.Gonzalez or any other member of our management team. Even if we were to obtain ‘‘key man’’ insurance for any of such individuals, of which there can be no assurance, the amount of such policies may not be sufficient to cover losses experienced by us as a result of the loss of any member of our management team. Each of Mr. Gonzalez, Mr. Herman, Ms. Gonzalez, Mr Sangirardi and Jonathan Bergman, VMS’ Vice President-Marketing and Sales, is a party to an employment agreement with us.

Our business may subject us to risks related to nationwide or international operations.

          If we offer our products and services on a national, or even international, basis, distribution would be subject to a variety of associated risks, any of which could seriously harm our business, financial condition and results of operations.

These risks include:

•	greater difficulty in collecting accounts receivable;

•	satisfying import or export licensing and product certification requirements;

•	taxes, tariffs, duties, price controls or other restrictions on out-of-state companies, foreign currencies or trade barriers imposed by states or foreign countries;

•	potential adverse tax consequences, including restrictions on repatriation of earnings;

•	fluctuations in currency exchange rates;

•	seasonal reductions in business activity in some parts of the country or the world;

•	unexpected changes in local, state, federal or international regulatory requirements;

•	burdens of complying with a wide variety of state and foreign laws;

•	difficulties and costs of staffing and managing national and foreign operations;

•	different regulatory and political climates and/or political instability;

•	the impact of economic recessions in and outside of the United States; and

•	limited ability to enforce agreements, intellectual property and other rights in foreign territories.

          The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as product liability claims or other litigation; the announcement of new products or product enhancements by us or our competitors; developments concerning intellectual property rights and regulatory approvals; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

As a public company, we will incur substantial expenses.

          We are publicly-traded and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit, and public reporting of our financial results, business activities, and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we were privately-held. In addition, we will incur substantial expenses in connection with the preparation of the Registration Statement and related documents with respect to the registration of the shares issued in this offering. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

Our management team does not have extensive experience in public company matters.

          Our management team has had limited public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws including filing required reports and other information required on a timely basis. We cannot give assurance that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

          It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the adoption of the Sarbanes-Oxley Act of 2002. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are delayed in complying or unable to comply with Sarbanes-Oxley’s internal control requirements, we may experience delay in obtaining the independent accountant certifications that the Sarbanes-Oxley Act requires publicly traded companies commencing after December 12, 2008 to obtain or may not be able to obtain those certifications at all.

Our common stock may be considered a “penny stock” and may be difficult to sell.

          The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares.

Our common stock is thinly traded on the OTC Bulletin Board, and we cannot give assurance that our common stock will become liquid or that it will be listed on a securities exchange.

          Our common stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the NASDAQ National Market or NASDAQ Capital Market). We cannot give assurance that we will be able to meet the listing standards of any stock exchange, such as the American Stock Exchange or the Nasdaq National Market, or that we will be able to maintain any such listing. Such exchanges require companies to meet certain initial listing criteria including certain minimum bid prices per share. We may not be able to achieve or maintain such minimum bid prices or may be required to effect a reverse stock split to achieve such minimum bid prices. Our common stock is currently quoted on the OTC Bulletin Board. Until our common stock is listed on an exchange, we expect that it will continue to be quoted on the OTC Bulletin Board. In this venue, however, an investor may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our common stock to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would make it more difficult for us to raise additional capital.

A significant number of the shares of our common stock are eligible for sale, and their sale could depress the market price of our common stock.

          Sales of a significant number of shares of our common stock in the public market following this Offering could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to the registration of the common stock underlying our Series A convertible preferred stock, 5% secured debentures, our warrants and placement agent warrants, as well as issued and outstanding shares of our common stock, the supply of our common stock will increase, which could decrease its price. A minimum of 3,080,000 shares of our common stock are issuable upon the conversion of our Series A convertible preferred stock, 5% secured debentures and outstanding warrants. Additionally, we issued 5,218,000 shares of our common stock in connection with our acquisition of Visual Management Systems Holding, Inc. Some or all of the shares of our common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any amount of the restricted shares may be sold by a non-affiliate after they have been held two years.

Our Company’s officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

          Our Company’s officers and directors currently control in excess of 50% of our voting securities. If these stockholders act together, they will be able to exert significant control over our Company’s management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

The offering price of the Series A convertible preferred stock, 5% secured debentures and warrants were not determined by traditional criteria of value.

          The offering price of the shares of our Series A convertible preferred stock, 5% secured debentures and the exercise price of the warrants issued and issuable in our recent private placements were arbitrarily established and were not determined by reference to any traditional criteria of value, such as book value, earnings or assets.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the stock price.

          We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS AND
INDUSTRY DATA

          This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. Important factors that may cause actual results to differ from projections include, but are not limited to, for example:

•	adverse economic conditions,

•	inability to raise sufficient additional capital to operate our business,

•	unexpected costs, lower than expected sales and revenues, and operating defects,

•	adverse results of any legal proceedings,

•	the volatility of our operating results and financial condition,

•	inability to attract or retain qualified senior management personnel, including sales and marketing, and technical personnel, and

•	other specific risks that may be referred to in this prospectus.

          All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements or other information contained herein. Potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we cannot assure potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from its expectations under “Cautionary Statements” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on its behalf.

          Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and we cannot assure potential investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.

USE OF PROCEEDS

          The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders covered by this prospectus; however we will receive proceeds from cash payments made in connection with the exercise of warrants held by selling shareholders. We intend to use these proceeds, if any, for general working capital purposes. .

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

          Our common stock is quoted on the OTC Bulletin Board under the symbol VMSY.OB. Prior to July 17, 2007, there was no trading in our common stock. The last sale price of our common stock on December 20, 2007 was $1.01. As of December 20, 2007, there were approximately 105 holders of record of our common stock.

          We have not paid any dividends on our common stock and do not anticipate paying dividends in the foreseeable future. The terms of our 5% secured convertible debentures prohibit the payment of dividends.

          The following table sets forth information with respect to the trading price of our common stock as reported by the OTC Bulletin Board:

Fiscal Year Ending December 31, 2007	Low	High

First Quarter	—	—
Second Quarter	—	—
Third Quarter	$2.10	$4.00
Fourth Quarter (through December 20, 2007)	$0.55	$3.50

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

          On July 17, 2007, we acquired all of the outstanding capital stock of Visual Management Systems Holding, Inc., a New Jersey corporation, in connection with the merger of our wholly owned subsidiary with and into Visual Management Systems Holding, Inc. In connection with the merger, we changed our corporate name from Wildon Productions, Inc. to Visual Management Systems, Inc. and the former stockholders of Visual Management Systems Holding, Inc. received shares of our common stock representing approximately 76.5% of our outstanding common stock after giving effect to the merger. In addition, our board of directors was reconstituted at the effective time of the merger with designees of Visual Management Systems Holding, Inc. replacing our then current board of directors. Further, at the effective time of the merger, we abandoned our prior business plan and the operations of Visual Management Systems Holding, Inc. acquired as a result of the merger became our sole line of business. The merger transaction was therefore accounted for as a reverse acquisition with Visual Management Systems Holding, Inc. as the acquiring party and Visual Management Systems, Inc. (formerly Wildon Productions, Inc. ) as the acquired party. Accordingly, when we refer to our business and financial information relating to periods prior to the merger, we are referring to the business and financial information of Visual Management Systems Holding, Inc., unless the context otherwise requires. The following discussion and analysis should be read in conjunction with the financial statements, including the notes thereto and other information presented in this report.

          Simultaneously with the merger, we completed the initial closing of a private placement of units consisting of shares of Series A Convertible Preferred Stock and common stock purchase warrants. This closing, together with additional closings which took place in July, August and October 2007, resulted in gross proceeds of $1,540,000 and net proceeds, after deduction of commissions and expenses paid to the placement agent, of approximately $1,286,000.

          On November 30, 2007, we completed a private placement of $3.75 million aggregate principal amount of 5% secured convertible debentures and warrants to acquire 11,750,000 shares of our common stock to three affiliated institutional investors. The 5% secured debentures are convertible into shares of our common stock at an initial conversion price of $.50 per share. The warrants have an initial exercise price of $1.18 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment to protect against dilution under certain circumstances.

Results of Operations for the Nine Months Ended September 30, 2007

          Net Revenues. Revenues increased 84.0% to $ 5,577,233 for the nine months ended September 30, 2007 from $3,028,183 for the nine months ended September 30, 2006 primarily as a result of an expansion of our customer base which was due, in part, to an increase in our sales and marketing initiatives.

           Gross Margin. Gross margin increased by $890,463 to $2,523,541 for the nine months ended September 30, 2007 compared to $1,633,078 for the nine months ended September 30, 2006 primarily as a result of increased revenues. Gross margin as a percentage of revenues decreased to 45.2% for the nine months ended September 30, 2007 compared to 53.9% for the nine months ended September 30, 2006 due to additional investment in manpower and ancillaries needed to support projected revenue increases in 2007.

          Operating Expenses. Operating expenses increased 105.0% from $2,651,467 for the nine months ended September 30, 2006 to $5,430,109 for the nine months ended September 30, 2007 as a result of the building of infrastructure to support projected sales volume increases, increased back office support staff and facilities needed to accommodate increased installations and revenues.

          Interest Expense. Interest expense associated with borrowings used to finance investments in infrastructure, for the nine months ended September 30, 2007, is not a material expense.

          Net Loss. As a result of the factors described above, we incurred a net loss of $3,517,600 for the nine months ended September 30, 2007 compared to a net loss of $1,131,038 for the nine months ended September 30, 2006.

Results of Operations for the Years Ended December 31, 2006 and 2005

          Revenues. Revenues increased 88.1% to $4,495,778 for the year ended December 31, 2006 from $2,389,860 for the year ended December 31, 2005 primarily as a result of an expansion of our customer base which was due, in part, to an increase in our sales force.

          Gross Margin. Gross margin increased to $2,086,313 for the fiscal year ended December 31, 2006 compared to $1,185,481 for the year ended December 31, 2005 primarily as a result of increased revenues. Gross margin as a percentage of revenues decreased to 46.4% in 2006 compared to 49.6% in 2005 due to additional investment in manpower and ancillaries needed to support projected revenue increases in 2007.

          Operating Expenses. Operating expenses increased 134% from $1,576,366 for the year ended December 31, 2005 to $3,689,171 in the year ended December 31, 2006 as a result of the building of installation infrastructure to support projected sales volume increases as well as increased back office support staff and facilities needed to accommodate increased installations and revenues.

          Debt Conversion Expense. We recognized $264,990 of debt conversion expense during the year ended December 31, 2006 compared to $58,890 for the year ended December 31, 2005 as a result of a greater amount of debt converted in 2006 compared to 2005 and an increased valuation of our company.

          Interest Expense. Interest expense 97.3% to $60,075 for the year ended December 31, 2006 compared to $30,447 for the fiscal year ended December 31, 2005 as a result of increased interest rates and increased borrowings used to finance investments in infrastructure.

          Net Loss. As a result of the factors described above, we incurred a net loss of $1,926,614 for the year ended December 31, 2006 compared to a net loss of $477,434 for the year ended December 31, 2005.

Liquidity and Capital Resources

          General. Expansion of our operations required increased expenditures for marketing and personnel. We encountered legal, accounting, filing and other professional costs associated with our reverse acquisition transaction completed in July 2007. We did not receive all of the anticipated benefits of the private placement offering that we conducted in connection with our reverse acquisition transaction as the offering was not fully subscribed at September 30, 2007. This adversely impacted our liquidity. To address this situation in a pro-active manner we conducted a private offering of 5% secured debentures in November 2007 and implemented a reduction in force (RIF) initiative effective November 16, 2007 pursuant to which we restructured certain departmental responsibilities and the allocation of assets. This restructuring consolidated certain job responsibilities which will result in the elimination of various support and clerical positions. Management believe these actions, along with various other cost cutting measures that we are implementing will allow us to achieve a positive cash flow position and that the realignment of certain departmental responsibilities will increase our competitiveness. We believe that after giving effect to the cost cutting and RIF initiatives, and the November 2007 Private Placement funds currently on hand, funds provided by operations and borrowing availability will be sufficient to meet our needs for working capital for at least the next 12 months.

          Cash Flows from Operating Activities. Net cash used in operating activities was $234,894 and $229,077 in the years ended December 31, 2006 and 2005, respectively. Increases in inventory represented $125,946 and $58,601 of the cash used in operating activities in 2006 and 2005, respectively. Net cash used in operating activities was $1,768,785 for the nine months ended September 30, 2007 and $292,103 for the nine month period ended September 30, 2006. Increases in inventory represented $856,671 of the cash used in operating activities in the nine month period ended September 30, 2007.

          Cash Flows from Investing Activities. Net cash used in investing activities was $45,758 in the year ended December 31, 2006 and $72,443 in the year ended December 31, 2005. Of these amounts, purchases of property equipment represented $22,374 and $66,822 in 2006 and 2005, respectively. The balance in both years represented security deposits. Net cash used in investing activities was $136,615 in the nine months ended September 30, 2007 and $21,169 for the nine month period ended September 30, 2006 representing purchases of property and equipment in the nine months ended September 30, 2007.

          Cash Flows from Financing Activities. Net cash provided by financing activities was $270,713 and $273,362 during the years ended December 31, 2006 and 2005, respectively. Proceeds from the sale of convertible notes generated $325,000 of cash proceeds in 2006 and $50,000 in 2005, and borrowings under our line of credit represented $50,000 and $194,662, respectively, of the cash provided by financing activities in those years. Net cash provided by financing activities was $2,015,542 for the nine months ended September 30, 2007 and $340,187 for the nine month period ended September 30, 2006. Proceeds from the issuance of capital stock, net of issuance costs, generated $1,265,500 of cash proceeds in the nine months ended September 30, 2007.

          Commitments and Contingencies. We are a party to a $50,000 term loan agreement with JPMorgan Chase Bank, N.A. which provides for interest at a rate of 8.61% per annum and which is payable in equal monthly installments through October 2013. As of September 30, 2007, $45,029 was outstanding under the loan agreement.

          As of September 30, 2007, we had outstanding $99,952 of borrowings under a loan agreement with Commerce Bank which provides for borrowing availability of up to $250,000 and is guaranteed by the U.S. Small Business Administration. Advances under the loan agreement bear interest at a rate of 7.23% per annum and are secured by substantially all of our assets.

          We had $388,945 for auto loans outstanding as of September 30, 2007. These loans, which bear interest at rates ranging from 3.9% to 8.69%, mature at various dates through November 2012.

          We enter into operating leases in the ordinary course of business for office and warehouse space and equipment. The outstanding leases are not material in terms of cash flow or total future minimum payments.

          Interest payments on the debentures we issued in our November 2007 Private Placement begin on January 1, 2008, and accrued interest is thereafter generally payable along with monthly principal payments. Monthly principal payments in the aggregate of $208,333 begin in November 2008. We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $0.50) or 85% of the average of the volume weighted average price, or VWAP, per share as reported by Bloomberg L.P. for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date. On the other hand, if the selling stockholders voluntarily elect to convert all or a portion of the debentures into common stock, the conversion price will be $.50, subject to adjustment including full-ratchet and anti-dilution protection. This could result in substantial dilution to our existing stockholders.

BUSINESS

Overview

          We provide loss prevention management solutions to businesses through the design, sale and installation of digital surveillance systems called “Virtual Managers” that enable clients to proactively manage their businesses with easy data retrieval and live viewing from anywhere in the world. Our management believes that there is a lucrative and underserved market for loss prevention technology through the use of digital recording and video transmission to remote locations and corporate offices. Our products and services include:

•

Protective technology solutions and loss prevention surveillance capability through the design and installation of closed circuit television (“CCTV”) systems designed to provide safety and security and/or eliminate internal theft and corporate loss;

•	Access control systems which are frequently integrated with CCTV installations and designed to exclude unauthorized personnel from specified and monitor entry and exit activity;

•	Point of sale system interfaces designed to prevent internal theft through video recording of cash register activity.

          Through on-site consultations, we provide loss prevention analysis, liability assessments and custom tailored CCTV camera layouts designed by a system design consultant to its prospective customers.

          We design, manufacture, sell, install, upgrade and service the digital video recording devices (“DVRs”) used in our surveillance systems. In addition, we sell our DVRs to outside dealers. We currently manufacture and sell several lines of our “Virtual Manager” DVR products, import and resell DVRs and camera products from other manufacturers and have additional product lines under development through our Research and Development staff and under alliance and joint venture agreements with third parties.

          We currently conduct our operations through three subsidiary entities, Visual Management Systems, LLC, which provides our protective technology solutions and remote management surveillance systems, Visual Management Systems PDG, LLC, which designs, manufactures and sells our DVRs, and VMS Financial Services, LLC, which has been formed to provide equipment leasing services to our customers.

Video Surveillance Systems

          Our primary business is the design, sale and installation of CCTV surveillance systems. Through on-site consultations, we provide loss prevention analyses, liability assessments and custom-tailored CCTV camera layouts designed by professional system consultants to prospective customers. Our surveillance systems enable clients to manage their business through data retrieval and view their businesses live from anywhere in the world. The primary components that we use in our video surveillance systems include:

•

Digital Video Recorders: Our product line is comprised of custom configurations of surveillance hardware and software systems based on the capture and compression technology of Inet.Secuvic, Inc., a Korean company. Each of the DVRs included in our “Virtual Manager” product line can manage between 4 and 64 cameras and offer individually addressable recording schedules and frame rates. The DVR is the heart of our video surveillance systems.

•

Surveillance Cameras: We use only high-resolution, low-light cameras in our video surveillance systems. There are numerous camera options available to customers, and camera selections are typically made on-site by the customer with the assistance of a Loss Prevention Consultant or a System Design Specialist that we provide who creates and sells a “shot-layout” to ensure that the customer is satisfied with each camera shot. Cameras frequently used in our systems include:

o

Smoked or Mirrored Dome Cameras which present an image of “high-end” security and provide deterrence against common forms of small business fraud, such as shoplifting, vandalism, credit card and ID fraud and employee theft. These cameras are popular due to the wide variety of potential configurations and applications and their “stealth” properties.

o

Bullet Cameras, which are small, discrete and reliable. Bullet cameras have few moving parts, thereby limiting preventive maintenance to occasional cleaning. They are environmentally sealed for indoor and outdoor service.

o

Covert Specialty Cameras, which are cameras concealed within other apparatuses, such as radios, clocks, exit signs and smoke detectors. These cameras permit a business owner to monitor a location without the knowledge of those present at the location

o

Box Cameras are the most widely recognized CCTV cameras and are the best choice for many applications. They offer great flexibility in resolution, light requirements and local length. A 24-volt AC current typically powers box cameras, which gives them the ability to carry images over greater distances than other cameras. As a result, they are often used for perimeter protection in smaller, self-contained 12-volt cameras.

          Our video surveillance systems also include monitors, power supplies, battery backup power, wire and connectors. We are a value-added reseller for several product lines, including the IDS Tech-Eye and Sony, Panasonic and General Electric platforms.

Digital Video Recorders

          We manufacture our line of “Virtual Manager” DVRs, which are custom configurations of surveillance hardware and software systems based on the capture and compression technology of Inet.Secuvic, Inc., a Korean company. We currently manufacture several types of DVRs as part of our “Virtual Manager” product line. Each of our DVRs is a Microsoft Windows® PC based product, and the product line ranges from four channel systems to enterprise grade, unlimited source systems that can be expanded into virtually unlimited network based, engineered systems.

          Since their introduction in 1995, DVRs have been overtaking time-lapsed VCRs as the primary recording mechanism in commercial surveillance.

          DVR systems have historically been available as software systems or hardware systems. Software based DVRs are simply software programs which run on personal computers. They are cost effective and operate on readily available, easily serviced PC-platform computers; however, image quality often suffers and digital video recording places a significant strain on a computers resources. This strain cause premature failure of primary computer components and can cause other parts of the computer to function slowly or cease functioning. Software DVRs are generally not suitable for business class security applications.

          “Firmware” or “solid state” systems are also computer based but are essentially multiplexers with hard disk drives built in for recording. Generally, these hardware based DVRs are built for the sole purpose of providing video surveillance and are effective; however, hardware based systems generally have two significant short-comings: inflexibility and service. Generally, there is little or no room for modifying or expanding the system. As for serviceability, hardware based systems, like a stereo or television set, have no user serviceable parts. For repair, the equipment must be returned to the manufacturer. Inasmuch as a significant amount of DVR manufacturing takes place in Asia, repairs frequently result in several weeks of “down-time” for users.

          Given the relative strengths and weaknesses of software based and hardware based DVRs, we believe that the best choice for consumers is a DVR which incorporates both types of technologies. We use hardware-based video capture cards in our “Virtual Manager” DVR which process the video and remove the heat and strain from the computer’s motherboard. The hardware based video capture card resides in a software driven PC environment. The result is a dedicated security computer. The use of removable hard disk drives for storage flexibility and components that are readily available, inexpensive and easy to service provides a PC-based security system that can grow with a business.

          We build our DVRs to very specific standards. Each DVR is built from tested, proven components and is driven by Microsoft Windows® software and is customized to perform optimally based on a system designed by a VMS Loss Prevention Specialist. All of our custom-built DVRs offer record-on-motion capabilities as well as continuous, alarm-triggered or combination settings. Data is easy to retrieve by date and time and can be reviewed at user-controlled speeds and in one, four, nine or sixteen camera formats.

          Standard features of our Virtual Manager DVRs include:

                    • Live remote viewing

                    • Motion and frames per camera are addressable per camera

                    • Access to recorded data by date and hour

                    • Alarm notification by e-mail, phone or IP-alert

                    • All functions are username and password protected

                    • Video motion sensor and built-in motion detector mode

                    • Uninterrupted recording

                    • Access control.

          Other features that we made available include:

                    • High resolution digital color cameras per system design

                    • Flat panel LCD monitors for on-site viewing

                    • Unlimited Access RMS software licenses

          Remote Management Software used with DVRs offers the ability to view a location live from anywhere, at any time via telephone lines or high-speed internet access. In addition to selling DVRs as part of systems that we designed and installed, we sell our DVRs through twelve unaffiliated dealers. During the fiscal year ended December 31, 2006, dealer sales represented approximately 10% of our revenues.

Sales and Marketing

          We market and sell our video surveillance and other security systems through a dedicated sales force currently comprised of approximately 20 sales representatives. Our DVRs are also sold through independent dealers. We plan to expand both our employee sales force and dealer network in 2007 and 2008.

          We use various methods to market and sell our products and services, including direct sales efforts, personal consultations, sponsorships, attendance at exhibitions and trade shows, advertisements in industry journals, public relations and direct mail solicitation. Business is also obtained through competitive bid processes and referrals. We have a “Referral Alliance Program in place pursuant to which we offer clients a “finder’s fee” for each client they refer to us that has a Virtual Manager installed. The referring client has the choice of $250, one-month lease payment rebate, or an additional camera installation.

          Our pricing strategies are based upon an estimate of labor hours multiplied by standard rates and the estimated cost of system components, including subcontractors, plus a profit margin.

Service

          A strong service and maintenance capability is an important element in maintaining good customer relations and low attrition, and is an important revenue generating activity for us. We offer one and three year service contracts as well as extensions and takeover programs. Parts are typically covered by warranty for a period at least as long as the warranty provided by the manufacturers. Service is provided by our staff or subcontracted through partner companies such as dealers of our DVR products or structured cabling companies such as Speedwire, Inc.

          In addition to providing revenue and gross profit, our service contracts allow our sales personnel to generate new revenue streams.

Suppliers

          We acquire the components for our video surveillance systems and DVRs through various suppliers, including Windy City Wire, Northern Video, American Dynamics, B-Tron and others. We choose not to align our self with any one supplier so that we can recommend the best solutions for our customers. Substantially all of the components that we use are readily available from multiple sources.

Properties

          Our corporate headquarters are located in Toms River, New Jersey under a lease for approximately 4,500 square feet of office space expiring in September, 2009. We also maintain a 3,200 square foot communications and training facility in Toms River, New Jersey under a lease which expires in April 2010. We maintain the 3,700 square foot PDG assembly and technical facility in Dayton, Ohio under a lease expiring in September 2008 and approximately 2,000 square feet of office space in Nesconsset, New York under a lease expiring at the end of 2008. We operate a sales office in Richmond, Virginia under a month to month lease for 100 square feet.

          We believe that our facilities are adequate and suitable for our current operations. To the extent that other space is required, we believe that such space is readily available.

Market

          We believe that the multi-billion market for video surveillance systems and other protective technologies is growing rapidly due to a number of factors, including:

•	many existing security and surveillance systems are becoming technologically obsolete and inadequate;

•	insurance providers and governing bodies began mandating surveillance in certain environments and situations;

•	since the tragic events of September 11, 2001, security is among the highest concerns of Americans at home and work;

•	widespread coverage of kidnappings, robberies and other crimes appear daily on television, in newspapers and in all types of news media;

•	technological advancements provide the opportunity to increase the scope and efficacy of many routine security tasks.

          We believe that the market for video surveillance systems is highly fragmented among a small number of larger providers and a broad array of small companies. We believe that the mid-size business market is underserved and plan to exploit opportunities in this sector.

Competition

          The security industry is highly competitive. We compete on a local, regional and national level with a small number of major firms and many smaller companies. We compete primarily on the quality and design of our products. Certain of our competitors have greater name recognition and financial resources than us. We may also face competition from potential new entrants into the security industry or increased competition from existing competitors that may attempt to develop the ability to offer the full range of services that we offer. We believe that competition is based primarily on the ability to deliver solutions that meet a client’s requirements and, to a lesser extent, on price. Our competitors include

Vector Security, American Sentry Guard, GVI Security Solutions, Inc., ADT Security Services, Ltd. (a division of Tyco International) and Sonitrol, Inc. There can be no assurance that we will be able to compete successfully in the future against existing or potential competitors.

Research and Development

          Research and development are ongoing processes for our Company. We continuously attempt to develop new product lines, learn different disciplines and integrate products and programs into our offerings to add new value for our customers.

          We experiment with new hardware and software technologies regularly. We sample systems to integrate with our existing products as well as new stand-alone technologies. Our newest DVR ventures include fully integrated POS translators that are software based, immersive-moving video integration, mobile DVRs for law enforcement and fleet vehicle use and hybrid DVRs that can use traditional, hardwired camera inputs as well as IP-based camera solutions. We believe that our Company is breaking new ground with remote communication and actuator systems that allow central monitoring stations to become useful, effective profit generators.

          Our near-term future plans include the development of a central video monitoring service and any associated support contracts. With the implementation and use of the products and services that we provide there are multitude of supporting services available for sale. These include, but are not limited to virtual guard tours, mystery shoppers, loss prevention observation reporting, risk management and mitigation, facilities insurance programs, two-way access patrols, video alarm verification, off-hours facility monitoring, etc.

          To further our research and development efforts, we are actively seeking companies, technologies and patents we can acquire and adopt to strengthen our offerings and complete our product suites. Acquisition efforts are focused on installation capacity, product lines, software development and copyrighted or patented technology that can have an immediate impact on revenues and profit growth.

Customers

          We have a wide range of customers. They include small, medium and large-sized businesses, residences, office buildings, manufacturing, warehousing and other classes of commercial operations. Our customers are individuals, private and public companies and government entities. We typically classify customers as corporations, individuals or government.

Corporate Clients

          We serve several corporate clients. Corporate clients are departmentalized and usually represent much larger contracts based on a large number of smaller jobs, or a single or a few larger facilities. We receive a majority of our revenues from medium sized corporate clients.

          As this middle level client is the core for our business model, we continue to enhance marketing programs in this sector. We offer incentives for referrals to other businesses in the group and plan to remain innovative as we proceed. Our corporate clients include:

•	El Rancho Foods (Taco Bell franchisee with VMS systems installed at 80+ locations)

•	NAPA (retail automotive parts)

•	Briad Group (TGI Friday restaurants)

•	Apple American (Applebee’s restaurants)

•	Penn State University

•	Best Western Hotels

•	Clearview Cinemas

•	Hollywood Tans

•	FISCA (New York/New Jersey Cashiers Trade Association)

Individuals

          We service many types of “individual” customers. Some individuals request residential service, but most own a single location or a small business. To date, we have experienced limited demand for our systems in residential applications.

          We believe that successful development of the embedded systems being developed by us will allow us to further penetrate this market. Investigation of the viability of a residential line is underway as well.

Government

          Until recently, we had not aggressively marketed our products and services to government agencies. New Homeland Security initiatives (DHS) and aggressive payment programs based on discounts for early payment have made the government a more attractive customer. Successful bids include school districts in New Jersey and Delaware, municipal projects for police departments in New Jersey and several DHS projects in the New York/New Jersey Waterfront Security District.

          We have completed work in various government office spaces. We presently obtain less than 10% of our business from government work.

          Because there are grants, mandates and numerous other moratoriums on the subject, we plan to launch an enterprise sales group to ensure our affiliation with the government and prime contractors. We believe that this is an area that offers tremendous revenue potential for our Company.

Legal Proceedings

          We are not currently a party to any pending or threatened litigation which, if adversely decided, would have a material adverse impact on our financial condition, results of operations or business.

Employees

          As of December 21, 2007, we employed approximately 100 employees. We believe that our relationship with our employees is satisfactory and we have not suffered any labor problems since our inception.

DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth information regarding the members of our Board of Directors and our executive officers. The directors listed below will serve until the next annual meeting of the Company’s stockholders.

Name	Age	Position

Jason Gonzalez	36	President, Chief Executive Office and Director
Michael Ryan	49	Director
Colonel Jack Jacobs	62	Director
Martin McFeely	52	Director
Robert Moe	57	Director
Kevin Sangirardi	36	Chief Operating Officer
Howard Herman	56	Chief Financial Officer and Director
Caroline Gonzalez	33	Chief Information Officer
Jonathan Bergman	49	Vice President Marketing and Sales
W. Geoffrey Martin	31	General Counsel

          Jason Gonzalez is the founder of Visual Management Systems Holding, Inc. and has been involved in the security industry for five years. Prior to launching Visual Management Systems Holding, Inc., he served as Chief Operating Officer for Infinite Sales, Inc., a wholly owned subsidiary a of Freedom Systems, Inc., a leading distributor of DVRs in the United States. Mr. Jason Gonzalez was at Freedom Systems, Inc. from February 2002 until August 2003. Before his appointment to Chief Operating Officer, Mr. Gonzalez served in various capacities for Freedom Systems, Inc. in sales and sales management. Prior thereto he was employed by Merrill Lynch as a vetting manager in ML Direct technology banking. He also worked for Olde, and William R. Hough & Co. as a registered representative, general and municipal securities principal. Mr Gonzalez graduated from Embry-Riddle Aeronautical University where he earned a BS in Aviation Business Administration. He completed an additional 20 credits in Aeronautical Science and Aerospace Engineering. Mr. Gonzalez is a graduate of the SIA Securities Industry Institute. Mr. Gonzalez and Caroline Gonzalez are husband and wife.

          Michael Ryan joined our Board of Directors in July 2007 and has spent over 20 years in the security industry. He owns and operates Fire Code Services, a New Jersey based fire protection systems and services business. Fire Code Services provides fire safety equipment to skyscrapers throughout New York City and New Jersey. Mr. Ryan also owns a successful Jersey City Restaurant, PJ Ryan’s, and is a VMS customer through this business.

          Colonel Jack Jacobs U.S. Army (Retired), who joined our Board of Directors in July 2007, earned the Medal of Honor for exceptional heroism on the battlefields of Vietnam. He also holds three Bronze Stars and two Silver Stars. Colonel Jacobs served on the faculty of the U.S. Military Academy at West Point and the National War College in Washington, D.C. After retirement, he founded and was chief operating officer of Auto Finance Group. He has served as a managing director of Bankers Trust Co. and later co-founded an investment management business for Lehman Brothers. He is a member of the Council on Foreign Relations and is a director of the Medal of Honor Foundation. Colonel Jacobs currently serves as a military analyst for NBC/MSNBC.

          Martin McFeely, who joined our Board of Directors in July 2007, has served as Chief Financial Officer of Quick Service Management, the parent company of El Rancho Foods, which operates approximately 89 Taco Bell and other franchises, since 1997.

          Robert Moe, who joined our Board of Directors in July 2007, is the founder and chief executive officer of RAM Capital Corp., an investment banking firm specializing in providing industry specific financial and operational advisory services to companies seeking to implement and finance high growth strategies.

          Howard Herman joined Visual Management Systems Holding, Inc. in August 2006 and serves as our Chief Financial Officer. From November 2004 through December 2005, he served as Chief Financial Officer of Arcadian Healthcare. Prior thereto, he was the Manager of Finance and Operations for Concord Camera, Inc. Mr. Herman’s experience includes mergers and acquisitions, international distribution and manufacturing and SEC reporting. Mr. Herman is a graduate of Fairleigh Dickinson University having earned a BS in Accounting.

          Kevin Sangirardi joined Visual Management Systems Holding, Inc. in January 2004. Mr. Sangirardi has over fifteen years of experience in Security Installation and Management. From 1999 until 2004, Mr. Sangirardi was employed by Freedom Systems, Inc, as Director of Operations. Prior to joining Freedom Systems, Inc., he served in various capacities for Slomins International and World Wide Security Services. Mr. Sangirardi graduated from Delhi University, New York with an A.O.S. in Electrical Engineering. He carries licenses and certifications from NICET and National Alarm Association of America Certificate of Training. He also holds a New York State Burglar and Fire Alarm License, Commonwealth of Virginia Department of Criminal Justice Compliance Agent License, Connecticut L5 Low Voltage Electrical License, Massachusetts Class D Low Voltage Electrical License and a New Jersey Fire and Burglar Alarm License.

          Caroline Gonzalez joined Visual Management Systems Holding, Inc. in 2004 and currently serves as our Chief Information Officer. In this capacity she manages vendor and key client relationships, assists the CFO in daily financial management, oversees manufacturing operations and develops training programs. From inception until August 2006, Ms Gonzalez co-managed Visual Management Systems Holding, Inc.’s financial operations as controller. Ms. Gonzalez brings franchise operations experience to our Company, having served from 1997 until 2001 as Director of Education and General Manager for two different franchisees of Sylvan Learning Centers where she was responsible for four different centers in multiple states. Mr. Gonzalez also worked in public education from 1997 until 1999 and for the 2001 and 2002 school years. She graduated from the University of Central Florida with a BS in Elementary Education and is the wife of Jason Gonzalez.

          Jonathan Bergman joined Visual Management Systems Holding, Inc. in September 2003 as Vice President-Marketing and Sales. From 2001 to August 2003, he served in various capacities for Freedom Systems, Inc, including Loss Prevention Consultant, Area Manager and Regional Manager. From 1996 to 2001, Mr. Bergman served as a General Manager and the Director of Food and Beverage Operations for Inn America Hospitality. Prior thereto he owned and operated Advantage Building Maintenance, a general building services contractor. Mr. Bergman attended NY City Technical College and Florida International University and earned his AS in Business Management and his BS in Hospitality/Business Management.

          W. Geoffrey Martin was hired to serve as our General Counsel in November 2007. Mr. Martin is admitted to the bar of the State of Illinois, and from January 2006 until his hiring, was engaged in the private practice of law as a sole practitioner. Mr. Martin received his Juris Doctorate from the University of Illinois in 2005, and graduated from the University of Illinois in May 1999. Mr. Martin has extensive financial services experience and served as a financial product designer for US Bancorp from January to September 2002 and as both a project manager for financial software development and as an Assistant Vice President for business development and marketing for Merrill Lynch from June 1999 until September 2001.

Director Compensation

          Jason Gonzalez was the sole director of Visual Management Systems Holding, Inc. during 2006. Visual Management Systems Holding, Inc. did not pay Mr. Gonzalez any compensation for serving as a director during such period.

          We intend to compensate non-employee directors through cash payments and the issuance of stock awards including, without limitation, stock options, restricted stock awards, stock grants and/or stock appreciation rights during the year ending December 31, 2007; however, our Board of Directors has not yet finalized the terms upon which non-employee directors will be compensated.

Executive Officer Employment Agreements

          We are a party to employment agreements with each of our executive officers. Our agreement with Jason Gonzalez provides for base salary of $180,000 per annum, subject to an increase to (i) $200,000 per annum if our monthly gross sales reach $833,334 for three consecutive months, (ii) $250,000 if our monthly gross sales reach $1,666,667 for three consecutive months, and (iii) $300,000 if our monthly gross sales reach $2,000,000 for three consecutive months. If our annual gross sales reach $25,000,000 or more during any calendar year, Mr. Gonzalez’s base salary will be increased to $360,000 per annum and will be subject to annual increases of at least twenty-five percent thereafter or as otherwise determined appropriate by our Board of Directors or the Compensation Committee of the Board. Mr. Gonzalez is entitled to bonus compensation as determined by our Board of Directors. Among other perquisites, Mr. Gonzalez is entitled to a $1,000 per month automobile allowance.

          Mr. Gonzalez is entitled to a $35,000 bonus if our annual net revenues exceed $1,250,000, an additional $25,000 bonus if annual net revenues exceed $2,500,000, an additional $25,000 bonus if annual net revenues exceed $5,000,000, an additional $50,000 bonus if annual net revenues exceed $7,500,000 (50% of which is payable in cash and 50% of which must be applied to the exercise of options to acquire our Company stock) and an additional $50,000 bonus if annual net revenues exceed $10,000,000 (50% of which is payable in cash and 50% of which must be applied to the exercise of options to acquire our Company stock). Each bonus payment is due within ten business days after the applicable net revenue level is exceeded. Based upon operating results to date, Mr. Gonzalez has earned a $35,000 bonus in 2007. If we achieve revenues of $10,000,000 or more in any calendar year, Mr. Gonzalez will be entitled to a total bonus of $185,000 with respect to that year.

          Mr. Gonzalez’s employment agreement has a three year term which expires in January 2010 and provides for automatic successive one year renewal terms unless either party provides a notice of termination 60 days prior to the expiration of the agreement. If we terminate Mr. Gonzalez for “cause” (as defined in the employment agreement) or if he terminates the agreement without cause he will be prohibited from engaging in a competing business with us for 12 months following the termination. If we terminate Mr. Gonzalez without cause or if he terminates the agreement for cause, he is entitled to a single cash payment in an amount equal to the greater of ten times his annual salary in the prior year or $3,000,000, plus payment of his pro rated bonus compensation and any accrued and payment for any unused vacation for the year of termination, as well as the cost of COBRA and group life insurance benefits for the 18 month period following termination.

          Our employment agreement with Mr. Herman provides for an annual base salary of $150,000, subject to an increase to $165,000 if annual gross sales reach $10,000,000 or more, and $181,500 if annual gross sales reach $20,000,000 or more. If our annual gross sales reach $25,000,000 or more, Mr. Herman’s salary will increase to $200,000 per annum and will be subject to annual increases of at least ten percent thereafter or as otherwise determined appropriate by our Board of Directors or the Compensation Committee of the Board. Mr. Herman is entitled to a $25,000 bonus if our annual net revenues exceed $1,250,000, an additional $25,000 bonus if annual net revenues exceed $2,500,000, an additional $25,000 bonus if annual net revenues exceed $5,000,000, an additional $37,500 bonus if annual net revenues exceed $7,500,000 (50% of which is payable in cash and 50% of which must be applied to the exercise of options to acquire our Company stock) and an additional $50,000 bonus if annual net revenues exceed $10,000,000 (50% of which is payable in cash and 50% of which must be applied to the exercise of options to acquire our Company stock). Each bonus payment is due within ten business days after the applicable net revenue level is exceeded. Based upon operating results to date, Mr. Herman has earned a $25,000 bonus in 2007. If we achieve revenues of $10,000,000 or more in any calendar year, Mr. Herman will be entitled to a total bonus of $162,500 with respect to that year.

          Mr. Herman’s employment agreement has a three year term which expires in January 2010 and provides for automatic successive one year terms unless either party provides a notice of termination 60 days prior to the expiration of the agreement. The provisions of Mr. Herman’s agreement with respect to termination and severance are substantially similar to the provisions of Mr. Gonzalez’s agreement, except that Mr. Herman is entitled to severance compensation equal to the greater of $500,000 or three times his prior year’s annual salary if we terminate him without Cause or if he terminates the agreement for cause.

          The terms of the employment agreement between Caroline Gonzalez and our Company are identical to the terms of the agreement between Mr. Herman and us, except that Ms. Gonzalez is entitled to severance compensation equal to the greater of $1,000,000 or five times her prior year’s annual salary if we terminate her without cause or if she terminates the agreement for cause.

          Our employment agreements with Kevin Sangirardi and Jonathan Bergman have identical terms and provide for an annual base salary of $144,000, subject to an increase to $158,400 if annual gross sales reach $10,000,000 or more, and $172,240 if annual gross sales reach $20,000,000 or more. If our annual gross sales reach $25,000,000 or more, their salary will increase to $195,000 per annum and will be subject to annual increases of at least ten percent thereafter or as otherwise determined appropriate by our Board of Directors or the Compensation Committee of the Board. The bonus compensation payable to Mr. Sangirardi and Mr. Bergman is identical to the bonus payments payable to Mr. Herman under his employment agreement. The terms of the employment agreements between our Company and Mr. Sangirardi and Mr. Bergman with respect to termination and severance compensation are identical to the agreement between Mr. Gonzalez and us, except that each of Mr. Sangirardi and Mr. Bergman is entitled to severance compensation equal to the greater of $300,000 or three times his prior year’s salary if we terminate him without cause or if he terminates the agreement for cause.

Executive Compensation

          The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Visual Management Systems Holding, Inc. for the years ended December 31, 2006 and 2005 of the Chief Executive Officer and each other executive officer whose total annual compensation for the year ended December 31, 2006 exceeded $100,000 (the “named executive officers”). No other executive officer’s total annual salary and bonus for the year ended December 31, 2006 exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jason Gonzalez, President and Chief Executive Officer	2006	$80,273	$—	$—	$—		$—	$—	$—	$80,273
	2005	$67,068								$67,068

Jonathan Bergman, Vice President-Marketing and Sales	2006	$80,609	—	—	$98,708	(1)	—	—	—	$179,317
	2005	$63,642	—	—			—	—	—	$63,642

Kevin Sangirardi, Chief Operating Officer	2006	$59,324	—	—	$98,708	(1)	—	—	—	$158,032
	2005	$49,450	—	—	—		—	—	—	$49,450

Howard Herman, Chief Financial Officer	2006	$38,915	—	—	$132,550	(2)	—	—	—	$171,465
	2005	$—	—	—	—		—	—	—	$—

(1)

On June 22, 2005, each of Mr. Bergman and Mr. Sangirardi was granted an option to purchase 450,000 shares of Visual Management Systems Holding, Inc. common stock. Options with respect to 225,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 225,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150% risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $0.44 per share. Each of Mr. Bergman and Mr. Sangirardi was issued options to acquire 225,000 shares of our common stock having an exercise price of $2.50 per share in exchange for the options to acquire Visual Management Systems Holding, Inc. common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc.

(2)

On July 1, 2006, Mr. Herman was granted an option to purchase 250,000 shares of Visual Management Systems Holding, Inc. common stock. Options with respect to 125,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 125,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150%; risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $1.59 per share. Mr. Herman was issued options to acquire 125,000 shares of our common stock having an exercise price of $2.50 per share in exchange for the options to acquire Visual Management Systems Holding, Inc. common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc.

Securities Authorized for Issuance under Equity Compensation Plans

Our Company had no securities authorized for issuance under equity compensation plans as of December 31, 2006.

          After the completion of the acquisition of Visual Management Systems Holding, Inc. and the related private placement, the number of stock options outstanding under our Equity Incentive Plan, the weighted-average exercise price of outstanding stock options, and the number of securities remaining available for issuance, was as follows:

EQUITY COMPENSATION PLAN TABLE

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,226,500	(1)	$2.50	861,626

Equity compensation plans not approved by security holders	—		—	—

Total	1,226,500		$2.50	861,626

(1) Represents options issued under our Equity Incentive Plan upon completion of our acquisition of Visual Management Systems Holding, Inc.

Outstanding Equity at Fiscal Year-End

Our Company had no outstanding equity compensation awards as of December 31, 2006.

The following table provides information about all equity compensation awards held by the named executive officers upon completion of our acquisition of Visual Management Systems Holding, Inc.:

OUTSTANDING EQUITY AWARDS

	Option Awards							Stock Awards

Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jason Gonzalez, President and Chief Executive Officer	—	—		—	—	—	—	—	$—	—	$—

Jonathan Berman, Vice President-Sales and Marketing	7/17/07	225,000	(1)	—	—	$2.50	7/17/07	—	—	—	—

Kevin Sangirardi Chief Operating Officer	7/17/07	225,000	(1)	—	—	$2.50	7/17/07	—	—	—	—

Howard Herman, Chief Financial Officer	7/17/07	225,000	(2)	62,500	62,500	$2.50	7/17/07	—	—	—	—

(1)

On June 22, 2005, each of Mr. Bergman and Mr. Sangirardi was granted an option to purchase 450,000 shares of Visual Management Systems Holding, Inc. common stock. Options with respect to 225,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 225,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150% risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $0.44 per share. Each of Mr. Bergman and Mr. Sangirardi was issued options to acquire 225,000 shares of our common stock having an exercise price of $2.50 per share in exchange for the options to acquire Visual Management Systems Holding, Inc. common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc.

(2)

On July 1, 2006, Mr. Herman was granted an option to purchase 250,000 shares of VMS common stock. Options with respect to 125,000 shares vested on the one year anniversary of the date of grant and options with respect to the remaining 125,000 shares were scheduled to vest on the two year anniversary of the date of grant. The options had a term of ten years and an exercise price of $1.25 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 150%; risk free rate of return of 5%; and expected life of 10 years. The weighted average fair value of these options was $1.59 per share. Mr. Herman was issued options to acquire 125,000 shares of common stock having an exercise price of $2.50 per share in exchange for the options to acquire our common stock upon the completion of our acquisition of Visual Management Systems Holding, Inc.

Equity Incentive Plan

We adopted an Equity Incentive Plan in connection with our acquisition of Visual Management Systems Holding, Inc. Following is a summary of the material terms of our Equity Incentive Plan.

          The purpose of the plan is to allow our employees, directors and consultants to participate in our growth and to generate an increased incentive for these persons to contribute to our future success and prosperity and to focus on its growth. Employees, directors and consultants are all eligible to receive awards under the plan. The plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee is authorized to grant:

•	Incentive stock options within the meaning of Section 422 of the Internal Revenue Code

•	Nonqualified stock options

•	Stock appreciation rights

•	Restricted stock grants

•	Deferred stock awards

•

Other stock based awards to employees of our Company and our subsidiaries and other persons and entities who, in the opinion of the Board of Directors, are in a position to make a significant contribution to the success of our Company and our subsidiaries.

          Upon the closing of our acquisition of Visual Management Systems Holding, Inc., we issued options to acquire 1,226,500 shares of our common stock having an exercise price of $2.50 per share in exchange for outstanding options to acquire Visual Management Systems Holding, Inc. common stock. The exercise of the options that we granted is conditioned upon our achieving annual revenues of $5,000,000 or more in a calendar year. A total of 2,088,126 shares of our common stock have been reserved for issuance under our Equity Incentive Plan.

          The Compensation Committee has the power to determine the terms of any awards granted under our Equity Incentive Plan, including the exercise price, the number of shares subject to the award and conditions of exercise. Awards granted under our Equity Incentive Plan are generally not transferable. The exercise price of all incentive stock options granted under our Equity Incentive Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant.

Certain Relationships and Related Transactions

          Neither our Company nor Visual Management Systems Holding, Inc. entered into any related party transaction during the year ended December 31, 2006 required to be disclosed in accordance with the rules of the Securities and Exchange Commission.

          No written policy existed with respect to the review and approval of related party transactions until July 2007 when our Board of Directors appointed an Audit Committee consisting of Martin McFeely and Michael Ryan. In accordance with the Audit Committee Charter, any proposed transaction between us and a related party will be subject to the review and approval of the Audit Committee.

          Each of Michael Ryan, Col. Jack Jacobs and Robert Moe qualifies as an independent director under the standards of the American Stock Exchange. Jason Gonzalez and Martin McFeely are not considered independent under such standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information regarding the number of shares of our common stock beneficially owned on December __, 2007, by each person who we know to beneficially own 5% or more of our common stock, each of our directors and executive officers, and all of our directors and executive officers, as a group. Except as indicated in the notes to the table, each of such stockholders maintains a business address at our headquarters at 1000 Industrial Way North, Suite C, Toms River, New Jersey 08755:

Name of Benefit Owner	No. of Shares		Percentage of Shares Outstanding

Jason Gonzalez	3,446,474	(1)	48.52%
Caroline Gonzalez	3,446,474	(2)	48.52
Michael Ryan	17,500	(3)		(5)
Colonel Jack Jacobs	7,500	(3)		(5)
Robert Moe	7,500	(3)		(5)
Martin McFeely	7,500	(3)		(5)
Jonathan Bergman	225,000	(3)	3.12
Kevin Sangirardi	225,000	(3)	3.12
Howard Herman	125,000	(3)	1.76
Enable Growth Partners L.P.	766,828	(4)	9.99
Enable Opportunity Partners L.P.	766,828	(4)	9.99
Pierce Diversified Strategy Master Fund, LLC ena	766,828	(4)	9.99
Directors and officers as a group (8 persons) (2)(3)	4,061,474		53.3%

(1)	Includes 575,000 shares beneficially owned by Mr. Gonzalez’s wife, Caroline Gonzalez. Mr. Gonzalez disclaims beneficial ownership of these shares.

(2)

Includes 2,871,474 shares held by Ms. Gonzalez’s husband, Jason Gonzalez and 125,000 shares subject to immediately exercisable options. Ms. Gonzalez disclaims beneficial ownership of the shares owned by Mr. Gonzalez.

(3)	Represents shares subject to immediately exercisable options.

(4)

Does not include 18,750,000 shares of our common stock acquirable upon the conversion of debentures and exercise of warrants held by the stockholder or its affiliates as described in the paragraph below, all of which are subject to conversion or exercise caps. Pursuant to the terms of the debentures and warrants referred to in the paragraph below, the number of shares of our common stock that may be acquired by the stockholder upon any conversion of the debentures is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by the stockholder and any other person or entities whose beneficial ownership of common stock would be aggregated with the stockholder for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. All of the Warrants held by the stockholder also include similar caps on the stockholder’s right to acquire shares of our common stock upon exercise of such warrants. Accordingly, in light of the beneficial ownership cap, the aforementioned entities are entitled to acquire in the aggregate 766,828 shares of our common stock.

This stockholder and its affiliates hold the following securities: (i) $3,294,000 principal amount original issue discount 5% secured convertible debenture acquired by Enable Growth Partners LP (“EGP”), an affiliate of Enable Opportunity Partners LP (“EOP”) and Pierce Diversified Strategy Master Fund LLC, ena. (“Pierce”), on November 30, 2007, initially convertible into 6,588,000 shares of our common stock; (ii) an immediately exercisable warrant to purchase 9,882,000 shares of our common stock at $1.15 per share held by EGP; (iii) $366,000 principal amount original issue discount 5% secured convertible debenture acquired by EOP, an affiliate of EGP and Pierce, on November 30, 2007, initially convertible into 732,000 shares of our common stock; (iv) an immediately exercisable warrant to purchase 1,098,000 shares of our common stock at $1.15 per share held by EOP; (v) $90,000 principal amount original issue discount 5% convertible debenture acquired by Pierce, an affiliate of EOP and EGP, on November 30, 2007, initially convertible into 180,000 shares of our common stock; and (vi) an immediately exercisable warrant to purchase 270,000 shares of our common stock at $1.15 per share held by Pierce. Brendan O’Neil is the Chief Investment Officer of each of EGP, EOP and Pierce and, as such, has the power to direct the vote and disposition of these shares. Mr. O’Neil disclaims beneficial ownership of these shares.

Each of EGP, EOP and Pierce may be contacted at One Ferry Building Ste. 225, San Francisco, California.

(5)	Less than one percent.

SELLING STOCKHOLDERS

          We are registering for offer and sale 24,709,572 shares of our common stock (i) issued and outstanding and held for existing stockholders, (ii) issuable upon the exercise of warrants, (iii) usable upon the conversion of our Series A convertible preferred stock, (iv) issuable upon conversion of our 5% secured debentures, (v) issuable at our election in lieu of the cash payment of accrued interest under the 5% secured debentures and (vi) issuable upon the conversion of convertible notes. The following table presents the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by each as of December 21, 2007. To the best of our knowledge, the named selling stockholders are the beneficial owners and have sole voting and investment power over all shares or rights to the shares reported.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering

Name of Beneficial Owner	Number of Shares	Shares Being Offered (1)		Number of Shares (2)	Percent of Class (3)

Jeffrey Rose	60,000	60,000	(3)	—	—

Ilene Lehman & Ira Lehman	60,000	60,000	(3)	—	—

Eileen T. Lunney & Cathal. Lunney	60,000	60,000	(3)	—	—

Robert McCurdy & Mary McCurdy	360,000	360,000	(3)	—	—

Philip Berman	60,000	60,000	(3)	—	—

Karen Smith-Hagman	24,000	24,000	(3)	—	—

Sol Bandiero	60,000	60,000	(3)	—	—

Thomas Blum	30,000	30,000	(3)	—	—

Susan Drody & Eugene Drody	60,000	60,000	(3)	—	—

William C. Dompert	120,000	120,000	(3)	—	—

Mitchell B. Watson	120,000	120,000	(3)	—	—

John P. Samonsky	101,000	101,000	(3)	—	—

Thomas M. Hermes	180,000	180,000	(3)	—	—

John Elsbernd & Marilynn Elsbernd	24,000	24,000	(3)	—	—

Monica C. Farren	96,000	96,000	(3)	—	—

Jose Rey & Carla Rey	36,000	36,000	(3)	—	—

Michael B. Ruggiero	60,000	60,000	(3)	—	—

Michael C. Ruggiero	60,000	60,000	(3)	—	—

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering

Name of Beneficial Owner	Number of Shares	Shares Being Offered (1)		Number of Shares (2)	Percent of Class (3)

Barbara Seideman	12,000	12,000	(3)	—	—

Frank Grenier & Eugene Grenier	120,000	120,000	(3)	—	—

Isadore Dannenberg	24,000	24,000	(3)	—	—

Brian R. Frey	180,000	180,000	(3)	—	—

Philip S. Meng	60,000	60,000	(3)	—	—

Daniel J. O’Sullivan	720,000	720,000	(3)	—	—

Barbara Seideman IRA	12,000	12,000	(3)	—	—

Judith Treamer	12,000	12,000	(3)	—	—

Eamonn P. Ryan	24,000	24,000	(3)	—	—

Jacob D. Lamonsoff	132,000	132,000	(3)	—	—

Thomas Lawrence	24,000	24,000	(3)	—	—

Joseph Hein & Carole Hein	6,000	6,000	(3)	—	—

Hugh Lancaster	24,000	24,000	(3)	—	—

Allison Gaita	18,000	18,000	(3)	—	—

Theresa Peterson & Alton Peterson	60,000	60,000	(3)	—	—

Brian Frey	180,000	180,000	(3)	—	—

Harry Floersheim	24,000	24,000	(3)	—	—

Steven Thompson	12,000	12,000	(3)	—	—

James Fenner	48,000	48,000	(3)	—	—

Lisa Alea	6,000	6,000	(3)	—	—

Neal Erps	6,000	6,000	(3)	—	—

Philip Davis IRA	60,000	60,000	(3)	—	—

Julie Denicolais IRA	24,000	24,000	(3)	—	—

Theresa Peterson IRA	6,000	6,000	(3)	—	—

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering

Name of Beneficial Owner	Number of Shares		Shares Being Offered (1)		Number of Shares (2)	Percent of Class (3)

Jafe Gonzalez & Carmen Gonzalez	24,000		24,000	(3)	—	—

Edward Molla & Vivian Molla	24,000		24,000	(3)	—	—

John Walthers & Joyce Walthers	6,000		6,000	(3)	—	—

Steven Goldsmith	150,000		150,000	(3)	—	—

Peter A. Goldsmith	60,000		60,000	(3)	—	—

Larry W. Poort	12,000		12,000	(3)	—	—

Michael Johnson	24,000		24,000	(3)	—	—

Jerry Rans	24,000		24,000	(3)	—	—

Ronald P. LeBright	54,000		54,000	(3)	—	—

Thomas F. Betz	30,000		30,000	(3)	—	—

Brookshire Securities Corporation (4)	143,200		143,200	(5)	—	—

Enable Growth Partners, L.P.	16,470,000	(6)	17,787,600	(7)	—	—

Enable Opportunity Partners, L.P.	1,830,000	(8)	1,976,400	(9)	—	—

Pierce Diversified Strategy Master Fund, LLC Ena.	450,000	(10)	486,000	(11)	—	—

Kuhns Brothers, Inc. (12)	211,200		211,200	(13)	—	—

Gregory Dryer (14)	612,000		612,000	(13)	—	—

Matthew Schoenfeld (14)	108,000		108,000	(13)	—	—

John Kuhns (14)	105,600		105,600	(13)	—	—

Mary Fellows (14)	105,600		105,600	(13)	—	—

Samuel Shoen (14)	48,000		48,000	(13)	—	—

Paul Kuhns (14)	9,600		9,600	(13)	—	—

Aiden Damigella	20,000		20,000	(15)	—	—

Larry Moskowitz	80,000		80,000	(16)	—	—

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering

Name of Beneficial Owner	Number of Shares	Shares Being Offered (1)	Number of Shares (2)	Percent of Class (3)

David Magaziner	240,000	240,000(17)	—	—

Mercom Capital LLC (18)	120,000	120,000	—	—

Mirador Consulting, Inc. (18)	100,000	100,000	—	—

(1)

Represents the number of shares we are required to register pursuant to registration rights of the selling stockholders, which includes shares issuable to selling stockholders that hold debentures if we elect to pay all principal and accrued interest on the debenture with shares.

(2)

Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders; however, we are unable to determine the exact number of shares that will actually be sold or when or if sales will occur.

(3)	Five-sixths of these shares are issuable upon conversion of Series A convertible preferred stock and one-sixth are issuable upon exercise of warrants.

(4)	Brookshire Securities Corporation acted as placement agent for the private placements we completed in March and October 2007.

(5)	Includes 71,600 shares issuable upon exercise of warrants.

(6)

Includes 9,882,000 shares issuable upon exercise of warrants and 6,588,000 shares issuable upon conversion of debentures. Does not include any shares potentially issuable upon conversion of accrued and unpaid interest under the debentures

(7)

Includes (i) 9,882,000 shares issuable upon exercise of warrants, (ii) 6,588,000 shares issuable upon conversion of debentures and (iii) 1,317,600 shares issuable upon conversion of accrued and unpaid interest under the debentures.

(8)

Includes 1,098,000 shares issuable upon exercise of warrants and 732,000 shares issuable upon conversion of debentures. Does not include any shares potentially issuable upon conversion of accrued and unpaid interest under the debentures.

(9)

Includes 1,098,000 shares issuable upon exercise of warrants, (ii) 732,000 shares issuable upon conversion of the debentures and (iii) 146,400 shares issuable upon conversion of accrued and unpaid interest under the debentures.

(10)

Includes 270,000 shares issuable upon exercise of warrants and 180,000 shares issuable upon conversion of debentures. Does not include any shares potentially issuable upon conversion of accrued and unpaid interest under the debentures.

(11)

Includes (i) 270,000 shares issuable upon exercise of warrants, (ii) 180,000 shares issuable upon conversion of debentures and (iii) 36,000 shares issuable upon conversion of accrued and unpaid interest under the debentures.

(12)	Kuhns Brothers, Inc. acted as placement agent for our November 2007 Private Placement.

(13)	Represents shares issuable upon exercise of warrants.

(14)	This individual is an assignee of Kuhns Brothers, Inc., which acted as placement agent for our November 2007 Private Placement.

(15)	Represents 20,000 shares issuable upon exercise of warrants

(16)	Represents 60,000 shares issuable upon conversion of a convertible note and 20,000 shares issuable upon exercise of warrants.

(17)	Represents 180,000 shares issuable upon conversion of a convertible note and 60,000 shares issuable upon exercise of warrants

(18)	Each of these entities is a party to a strategic alliance agreement with us pursuant to which it has agreed to provide certain consulting and investor relations services to us.

DESCRIPTION OF SECURITIES

          The total number of shares that we are authorized to issue is 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share, 2,300 shares of which have been designated as Series A convertible preferred stock.

Common Stock

          All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of our common stock entitles the holder thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation, subject to the rights of the holders of our Series A convertible preferred stock. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

Preferred Stock

          Our amended and restated certificate of incorporation provides that the board of directors has the flexibility to set new classes, series and other terms and conditions of the preferred shares. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. Our board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

          Preferred shares may be issued in the future by our board without further stockholder approval and for such purposes as the board deems in the best interest of our Company including future stock splits and split-ups, stock dividends, equity financings and issuances for acquisitions and business combinations. In addition, such authorized but unissued common and preferred shares could be used by our board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. Our Company has no such present arrangement or understanding with any person. Further, our common and preferred shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

Series A Preferred Stock

          Of the 10,000,000 authorized shares of preferred stock, 2,300 shares have been designated as Series A convertible preferred stock. As of December 21, 2007, 616 shares of Series A preferred stock were outstanding. The rights, designations and preferences of the Series A convertible preferred stock are described below.

          Conversion. Holders of Series A convertible preferred stock are entitled at any time to convert their shares of Series A convertible preferred stock in to our common stock, without any further payment therefor. The number of shares of our common stock into which each share of Series A convertible preferred stock is convertible is determined by dividing $2,500 by the conversion price, which was initially $2.50. As a result of the private placement of 5% secured convertible debentures and warrants that took place in November 2007, the conversion price of the Series A convertible preferred stock has been adjusted to $.50 per share. As a result, each share of Series A convertible preferred stock is currently convertible into 5,000 shares of our common stock. Holders of Series A convertible preferred stock will be protected against dilution by adjustment of the conversion price in certain events, such as stock dividends, stock splits and other similar events. If we issue any shares of our common stock following the Offering (other than in connection with the exercise of outstanding stock options, warrants or the placement agent warrants or the conversion of outstanding convertible securities) for cash consideration of less than $.50 per share or if we issue options, warrants (other than the placement agent warrants) or securities convertible into shares of common stock having an exercise price per share or conversion price per share that is less than $.50 per share, then the conversion price will be adjusted to the price per share at which such new shares of our common stock are issued or will be issued upon exercise of such options or warrants or conversion of such convertible securities. Neither the issuance nor exercise or conversion of options, warrants or convertible securities issued in connection with acquisitions and strategic alliances will trigger an adjustment of the conversion price.

          Merger. Upon a merger or consolidation of our Company with or into another company, or any transfer, sale or lease by our Company of substantially all of its common stock or assets, the Series A convertible preferred stock will be treated as common stock for all purposes, including the determination of any assets, property or stock to which holders of the Series A convertible preferred stock are entitled to receive, or into which the Series A convertible preferred stock is converted, by reason of the consummation of such merger, consolidation, sale or lease.

          Voting Rights. Holders of Series A convertible preferred stock have no voting rights except as required by applicable law.

          Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our Company, holders of Series A convertible preferred stock will be entitled to receive out of our assets available for distribution to its stockholders, before any distribution is made to holders of our common stock (or any other securities ranking junior to the Series A convertible preferred stock), liquidating distributions in an amount equal to $2,500 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series A convertible preferred stock are entitled, holders of the Series A convertible preferred stock will receive liquidating distributions pro rata with holders of our common stock (or any other securities ranking on a parity with or junior to the Series A convertible preferred stock to the extent required by our Certificate of Incorporation), based on the number of shares of our common stock into which the Series A convertible preferred stock is convertible at the conversion rate then in effect.

          Redemption. The Series A convertible preferred stock may not be redeemed by us at any time.

          Dividends. Holders of Series A convertible preferred stock will not be entitled to receive dividends.

Indemnification of Directors and Officers

          As permitted by the provisions of the Nevada Revised Statutes, we have the power to indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of our Company, by reason of the fact that he is or was a director, officer, employee or agent of our Company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by his in connection with the action, suit or proceeding if (i) he has not breached his fiduciary duties under circumstances involving intentional misconduct, fraud or a knowing violation of law, and (ii) he acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action, had no reasonable cause to believe his conduct was illegal. Termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

          We must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue or matter in the proceeding, to which they are a party because they are or were a director, officer, employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

          We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.

          The Nevada Revised Statutes also permit a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was

•	a director, officer, employee or agent of the corporation,

•	or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises.

          Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

          Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers, directors or persons controlling out company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

          We are registering an aggregate of 24,609,572 shares of our common stock covered by this prospectus on behalf of the selling stockholders. Each selling stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

          The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

          Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

          In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

          We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify certain of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

          Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

          We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

          We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          Effective July 30, 2007, we replaced our independent auditor, Manning Elliott LLP (“Manning Elliott”). Manning Elliott’s reports on our financial statements for the fiscal year ended February 28, 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

          The decision to change accountants was approved by our Board of Directors.

          During the two most recent fiscal years and the subsequent interim period through July 30, 2007, there were no disagreements between us and Manning Elliott on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Manning Elliott, would have caused Manning Elliott to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such periods.

          On July 30, 2007, we appointed Sobel & Co., LLC (“Sobel & Co.”) as our independent accountant. The decision to appoint Sobel & Co. was approved by our Board of Directors.

          During our two most recent fiscal years and any subsequent interim period prior to the engagement of Sobel & Co., neither we nor anyone on our behalf consulted with Sobel & Co. regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was the subject of a “disagreement” as such term is described in Regulation S-B, Item 304 (a) (1) (iv).

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

          We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

LEGAL MATTERS

          The validity of the securities being offered by this prospectus have been passed upon for us by Giordano, Halleran & Ciesla, P.C., Red Bank, New Jersey.

EXPERTS

          The consolidated balance sheets as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2006 and 2005 included in this Registration Statement on Form SB-2 have been so included in reliance on the report of Sobel & Co., LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors,
Visual Management Systems Holding, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Visual Management Systems Holding, Inc. (a NJ corporation) and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of the Company as of and for the years ended December 31, 2006 and 2005 have been restated (see note 1).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visual Management Systems Holding, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Sobel & Co. LLC

Certified Public Accountants

Livingston, NJ
July 23, 2007

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2006 AND 2005

	2006 (restated -note 1)	2005 (restated - note 1)
ASSETS
Current assets
Cash	$963	$10,902
Accounts receivable	383,718	238,617
Inventory	246,039	120,093
Prepaid expenses	14,257	5,456

Total current assets	644,977	375,068

Property and equipment - net	294,839	234,244
Equipment under capital leases - net	29,022	31,800
Deposits and other assets	58,324	7,300
Intangible assets - net	3,866	4,638

	$1,031,028	$653,050

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Bank overdraft	$46,697	$—
Accounts payable	787,537	237,090
Accrued expenses and other current liabilities	226,510	25,090
Deferred revenue	22,086	17,645
Sales tax payable	22,531	45,632
Current portion of long-term debt	76,094	47,082
Current portion of obligations under capital leases	18,143	11,533

Total current liabilities	1,199,598	384,072

Convertible notes payable	—	50,000
Long-term debt - net of current portion	298,267	221,560
Obligations under capital leases - net of current portion	12,213	19,863
Loans payable - stockholders	10,943	57,061

Stockholders’ deficit
Common stock, $.01 par value; 50,000,000 shares authorized, 10,105,000 and 9,790,000 shares issued and outstanding at December 31, 2006 and 2005, respectively	5,651	2,501
Additional paid-in-capital	2,125,281	612,304
Accumulated deficit	(2,620,925)	(694,311)

Total stockholders’ deficit	(489,993)	(79,506)

	$1,031,028	$653,050

The Notes to Consolidated Financial Statements are an integral part of these statements.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006 (restated - note 1)		2005 (restated - note 1)
Revenues - net	$4,495,778	100.0%	$2,389,860	100.0%

Cost of revenues	2,409,465	53.6	1,204,379	50.4

Gross margin	2,086,313	46.4	1,185,481	49.6

Operating expenses (including stock-based compensation of $876,137 and $230,914 for 2006 and 2005, resepectively)	3,689,171	82.1	1,576,366	66.0

Loss from operations	(1,602,858)	(35.7)	(390,885)	(16.4)

Other (income) expenses
Debt conversion expense	264,990	5.9	58,890	2.5
Interest income	(201)	—	(207)	—
Interest expense	60,075	1.3	30,447	1.3
Miscellaneous (income) expense	(1,108)	—	(2,669)	(0.1)

	323,756	7.2	86,461	3.7

Net loss	$(1,926,614)	(42.9)%	$(477,346)	(20.1)%

The Notes to Consolidated Financial Statements are an integral part of these statements.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT YEARS ENDED DECEMBER 31, 2006 AND 2005

					TOTAL STOCKHOLDERS’ DEFICIT
	COMMON STOCK		PAID-IN CAPITAL	ACCUMULATED DEFICIT
	SHARES	AMOUNT

JANUARY 1, 2005	9,540,000	$1	$—	$(216,965)	$(216,964)
Net loss	—	—	—	(477,346)	(477,346)
Conversion of convertible debt to common stock	240,000	2,400	356,490	—	358,890
Stock option grants	—	—	154,642	—	154,642
Stock warrant issuances	—	—	76,272	—	76,272
Issuance of stock for cash	10,000	100	24,900	—	25,000

DECEMBER 31, 2005	9,790,000	2,501	612,304	(694,311)	(79,506)

Net loss	—	—	—	(1,926,614)	(1,926,614)
Stock option grants	—	—	469,337	—	469,337
Stock warrant issuances	—	—	406,800	—	406,800
Conversion of convertible debt to common stock	315,000	3,150	636,840	—	639,990

DECEMBER 31, 2006	10,105,000	$5,651	$2,125,281	$(2,620,925)	$(489,993)

The Notes to Consolidated Financial Statements are an integral part of these statements.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006 (restated - note 1)	2005 (restated - note 1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,926,614)	$(477,346)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	78,177	53,898
Stock-based compensation	876,137	230,914
Debt conversion expense	264,990	58,890
Change in deferred revenue	4,441	17,645
Bank overdraft	46,697	—
(Increase) decrease in operating assets
Accounts receivable	(145,101)	(237,089)
Inventory	(125,946)	(58,601)
Prepaid expenses and other assets	(8,801)	(5,456)
Other assets	(27,640)	—
Increase (decrease) in operating liabilities
Accounts payable	550,447	117,346
Accrued expenses and other current liabilities	201,420	25,090
Sales tax payable	(23,101)	45,632

Net cash used by operating activities	(234,894)	(229,077)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(22,374)	(66,822)
Payment of security deposit	(23,384)	(5,621)

Net cash used by investing activities	(45,758)	(72,443)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of capital leases	(9,040)	(7,664)
Proceeds from convertible notes payable	325,000	50,000
Proceeds from long-term debt, net of deferred financing costs of $5,338 in 2005	50,000	194,662
Principal repayments of long-term debt	(49,129)	(38,157)
Proceeds from loans payable - stockholders	—	49,521
Repayment of loans payable - stockholders	(46,118)	—
Proceeds from sale of common stock	—	25,000

Net cash provided by financing activities	270,713	273,362

Decrease in cash	(9,939)	(28,158)

CASH
Beginning of year	10,902	39,060

End of year	$963	$10,902

The Notes to Consolidated Financial Statements are an integral part of these statements.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed by Visual Management Systems Holding, Inc. (“VMS Holdings”) and its wholly-owned subsidiaries, Visual Management Systems, LLC (“VMS, LLC”) and Visual Management Systems PDG, LLC (“PDG”), collectively the “Company,” in the preparation of the accompanying consolidated financial statements are summarized below:

NATURE OF BUSINESS OPERATIONS

The Company delivers protective technology solutions and remote management loss prevention surveillance systems and provides on-site consultations regarding its products. The Company also sells, installs, upgrades and services Digital Video Recording Systems. The Company is New Jersey-based, began operations in June 2003 and services customers throughout the United States.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Visual Management Systems Holding, Inc. and its wholly owned subsidiaries, Visual Management Systems, LLC and Visual Management Systems PDG, LLC collectively the “Company.” All inter-company transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

Effective January 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123R, SHARE-BASED PAYMENTS (“SFAS 123R”). Under this method, the Company recognizes stock-based compensation over the vesting period of each grant. Stock-based compensation is measured based on the fair values of all stock awards on the dates of grant. The Company has elected to use the Black-Scholes-Merton (“BSM”) option-pricing model to determine the fair value of stock-based awards under SFAS 123R.

SFAS 123R requires compensation expense to be recognized based on awards ultimately expected to vest. As a result, forfeitures need to be estimated on the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. On January 1, 2005, the Company began to estimate forfeitures based on management’s best estimate of forfeitures to occur.

In addition, the company accounts for stock awards issued to non-employees in accordance with the provisions of SFAS 123R, under which the BSM method is used to measure the value of options granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash balances and trade receivables. The Company invests its excess cash in highly liquid investments. The Company’s customer base is principally comprised of financial institutions. The Company does not require collateral from its customers.

RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has restated previously issued financial statements in order to account for both stock options and stock warrants not previously reported and for other adjustments resulting from changes in circumstance subsequent to the previous reporting date. The following financial statement line items for fiscal years 2006 and 2005 were affected by the change in accounting principle.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND 2005

	Consolidated Balance Sheet, 12/31/06
	AS PREVIOUSLY REPORTED	AS RESTATED	EFFECT OF RESTATEMENT

Current assets
Cash	$963	$963	$—
Accounts receivable	383718	383718	—
Inventory	284,248	246,039	(38,209)
Prepaid expenses	14,257	14,257	—

Total current assets	683,186	644,977	(38,209)

Property and expenses - net	294,839	294,839	—
Equipment under capital leases - net	29,022	29,022	—
Deposits and other assets	30,684	58,324	27,640
Intangible assets - net	31,506	3,866	(27,640)

	$1,069,237	$1,031,028	$(38,209)

Current liabilities
Bank overdraft	$46,697	$46,697	$—
Accounts payable	787,537	787,537	—
Accrued expenses and other current liabilities	186,510	226,510	40,000
Deferred revenue	22,086	22,086	—
Sales tax payable	29,191	22,531	(6,660)
Current portion of long-term debt	76,094	76,094	—
Current portion of obligations under capital leases	18,143	18,143	—

Total current liabilities	1,166,258	1,199,598	33,340

Long-term debt - net of current portion	298,267	298,267	—
Obligations under capital leases - net of current portion	12,213	12,213	—
Loans payable - stockholders	10,943	10,943	—

Stockholders’ deficit
Common stock	6,251	5,651	(600)
Additional paid-in-capital	1,017,630	2,125,281	1,107,651
Accumulated deficit	(1,442,325)	(2,620,925)	(1,178,600)

Total stockholders’ deficit	(418,444)	(489,993)	(71,549)

	$1,069,237	$1,031,028	$(38,209)

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND 2005

CONSOLIDATED BALANCE SHEET, 12/31/05

	AS PREVIOUSLY REPORTED	AS RESTATED	EFFECT OF RESTATEMENT

Current assets
Cash	$10,902	$10,902	$—
Accounts receivable	238617	238617	—
Inventory	120,093	120,093	—
Prepaid expenses	5,456	5,456	—

Total current assets	375,068	375,068	—

Property and expenses - net	234,244	234,244	—
Equipment under capital leases - net	31,800	31,800	—
Deposits and other assets	7,300	7,300	—
Intangible assets - net	4,638	4,638	—

	$653,050	$653,050	$—

Current liabilities
Accounts payable	$237,090	$237,090	$—
Accrued expenses and other current liabilities	25,090	25,090	—
Deferred revenue	17,645	17,645	—
Sales tax payable	45,632	45,632	—
Current portion of long-term debt	47,082	47,082	—
Current portion of obligations under capital leases	11,533	11,533	—

Total current liabilities	384,072	384,072	—

Convertible notes payable	50,000	50,000	—
Long-term debt - net of current portion	221,560	221,560	—
Obligations under capital leases - net of current portion	19,863	19,863	—
Loans payable - stockholders	57,061	57,061	—

Stockholders’ deficit
Common stock	2,501	2,501	—
Additional paid-in-capital	381,390	612,304	230,914
Accumulated deficit	(463,397)	(694,311)	(230,914)

Total stockholders’ deficit	(79,506)	(79,506)	—

	$653,050	$653,050	$—

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND 2005

CONSOLIDATED STATEMENT OF OPERATIONS, 2006

	AS PREVIOUSLY REPORTED	AS RESTATED	EFFECT OF RESTATEMENT

Revenues - net	$4,529,118	$4,495,778	$(33,340)

Cost of revenues	2,371,256	2,409,465	38,209

Gross margin	2,157,862	2,086,313	(71,549)

Operating expenses	2,813,034	3,689,171	876,137

Loss from operations	(655,172)	(1,602,858)	(947,686)

Other (income) expenses
Debt conversion expense	264,990	264,990	—
Interest income	(201)	(201)	—
Interest expense	60,075	60,075	—
Miscellaneous income	(1,108)	(1,108)	—

	323,756	323,756	—

Net loss	$(978,928)	$(1,926,614)	$(947,686)

CONSOLIDATED STATEMENT OF OPERATIONS, 2005

	AS PREVIOUSLY REPORTED	AS RESTATED	EFFECT OF RESTATEMENT

Revenues - net	$2,389,860	$2,389,860	$—

Cost of revenues	1,204,379	1,204,379	—

Gross margin	1,185,481	1,185,481	—

Operating expenses	1,345,452	1,576,366	230,914

Loss from operations	(159,971)	(390,885)	(230,914)

Other (income) expenses
Debt conversion expense	58,890	58,890	—
Interest income	(207)	(207)	—
Interest expense	30,447	30,447	—
Miscellaneous income	(2,669)	(2,669)	—

	86,461	86,461	—

Net loss	$(246,432)	$(477,346)	$(230,914)

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

CONSOLIDATED STATEMENT OF CASH FLOWS, 2006

	AS PREVIOUSLY REPORTED	AS RESTATED	EFFECT OF RESTATEMENT

Cash flows from operating activities
Net loss	$(978,928)	$(1,926,614)	$(947,686)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	78,177	78,177	—
Stock-based compensation	—	876,137	876,137
Debt conversion expense	264,990	264,990	—
Change in deferred revenue	4,441	4,441	—
Bank overdraft	46,697	46,697	—
(Increase) decrease in operating assets
Accounts receivable	(145,101)	(145,101)	—
Inventory	(164,155)	(125,946)	38,209
Prepaid expenses and other assets	(8,801)	(8,801)	—
Other assets	—	(27,640)	(27,640)
Increase (decrease) in operating liabilities
Accounts payable	550,447	550,447	—
Accrued expenses and other current liabilities	161,420	201,420	40,000
Sales tax payable	(16,441)	(23,101)	(6,660)

Net cash used by operating activities	(207,254)	(234,894)	(27,640)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(22,374)	(22,374)	—
Cash paid for branding asset	(27,640)	—	27,640
Payment of security deposit	(23,384)	(23,384)	—

Net cash used by investing activities	(73,398)	(45,758)	27,640

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of capital leases	(9,040)	(9,040)	—
Proceeds from convertible notes payable	325,000	325,000	—
Proceeds from long-term debt	50,000	50,000	—
Principal repayments of long-term debt	(49,129)	(49,129)	—
Repayment of loans payable - stockholders	(46,118)	(46,118)	—

Net cash provided by financing activities	270,713	270,713	—

Decrease in cash	(9,939)	(9,939)	—

CASH
Beginning of year	10,902	10,902

End of year	$963	$963

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

CONSOLIDATED STATEMENT OF CASH FLOWS, 2005

	AS PREVIOUSLY REPORTED	AS RESTATED	EFFECT OF RESTATEMENT

Cash flows from operating activities
Net loss	$(246,432)	$(477,346)	$(230,914)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	53,898	53,898	—
Stock-based compensation	—	230,914	230,914
Debt conversion expense	58,890	58,890	—
Change in deferred revenue	17,645	17,645	—
(Increase) decrease in operating assets
Accounts receivable	(237,089)	(237,089)	—
Inventory	(58,601)	(58,601)	—
Prepaid expenses and other assets	(5,456)	(5,456)	—
Increase (decrease) in operating liabilities			—
Accounts payable	117,346	117,346	—
Accrued expenses and other current liabilities	25,090	25,090	—
Sales tax payable	45,632	45,632	—

Net cash used by operating activities	(229,077)	(229,077)	—

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(66,822)	(66,822)	—
Payment of security deposit	(5,621)	(5,621)	—

Net cash used by investing activities	(72,443)	(72,443)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of capital leases	(7,664)	(7,664)	—
Proceeds from convertible notes payable	50,000	50,000	—
Proceeds from long-term debt	194,662	194,662	—
Principal repayments of long-term debt	(38,157)	(38,157)	—
Proceeds from loans payable - stockholders	49,521	49,521	—
Proceeds from sale of common stock	25,000	25,000	—

Net cash provided by financing activities	273,362	273,362	—

Decrease in cash	(28,158)	(28,158)	—

CASH
Beginning of year	39,060	39,060

End of year	$10,902	$10,902

ACCOUNTS RECEIVABLE AND CREDIT POLICY

Accounts receivable are uncollateralized customer obligations due under normal trade terms, ordinarily requiring payment within 30 days from the invoice date. Interest is not charged on unpaid receivables with invoice dates over 30 days old.

Accounts receivable are stated at the amount billed to the customer. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Management believes all accounts receivable to be fully collectible and, therefore, the Company has not recorded an allowance as of both December 31, 2006 and 2005.

INVENTORY

Inventory is comprised predominantly of finished goods, which consists of digital video recorders, security cameras and related installation materials, is stated at the lower of cost or market value. Cost is computed on the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation charges with respect to property and equipment have been made by the Company using accelerated methods based on the following estimated useful lives:

CLASSIFICATION	ESTIMATED LIFE (YEARS)

Computer hardware and software	5-7
Furniture and fixtures	7
Machinery and equipment	5-7
Vehicles	5

Expenditures for repairs and maintenance are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property and equipment.

REVENUE RECOGNITION

The Company generates revenues from the sale and installation of remote management loss prevention systems. Revenue is recognized at the time of the installation, net of anticipated credits, returns and allowances. Amounts billed in advance of the period in which service is rendered, generally support, are recorded as a liability under “Deferred revenue.”

ADVERTISING

Advertising costs are expensed as incurred and approximated $46,000 and $18,000 for the years ended December 31, 2006 and 2005, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount reported in the balance sheet for cash, accounts receivable, accrued expenses and other current liabilities approximates fair value because of the immediate short-term maturity of these financial instruments. The carrying amount of long-term debt approximates fair value based on terms currently available to the Company.

INCOME TAXES

The Company files a consolidated tax return. Deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Company’s income tax return for the year reported.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

2.	PROPERTY AND EQUIPMENT

The major classifications of property and equipment at December 31 are as follows:

	2006	2005

Computer hardware and software	$75,727	$74,108
Furniture and fixtures	25,622	24,622
Machinery and equipment	50,378	31,745
Vehicles	271,411	165,441

Total cost	423,138	295,916
Accumulated depreciation	(128,299)	(61,672)

Property and equipment - net	$294,839	$234,244

Depreciation included as a charge to operations amounted to $66,627 and $46,750 for the years ended December 31, 2006 and 2005, respectively.

3.	EQUIPMENT UNDER CAPITAL LEASES

Equipment under capital leases at December 31 are as follows:

	2006	2005

Computer hardware and software	$17,587	$9,587
Machinery and equipment	28,661	28,661

Total cost	46,248	38,248
Accumulated amortization	(17,226)	(6,448)

Equipment under capital leases - net	$29,022	$31,800

Amortization included as a charge to operations amounted to $10,778 and $6,448 for the years ended December 31, 2006 and 2005, respectively.

4.	INTANGIBLE ASSETS

Intangible assets at December 31, are as follows:

	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net

2006

Deferred financing costs	7 Years	$5,338	$1,472	$3,866

2005

Deferred financing costs	7 Years	$5,338	$700	$4,638

          Amortization expense amounted to $772 and $700 for the years ended December 31, 2006 and 2005, respectively.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Estimated future amortization expense within the next five years ending December 31 and thereafter are as follows:

2007	$768
2008	768
2009	768
2010	768
2011	768
Thereafter	26

$3,866

5.	CONVERTIBLE DEBT

In September 2005, the Company issued $50,000 of 8% convertible notes due on March 15, 2008. Interest is payable semi-annually in March and September. The notes are convertible by the holder into shares of the Company’s common stock and warrants to purchase the Company’s common stock at any time at a conversion price of $2.50 per share, which is subject to adjustment based on the provisions of the agreement. The proceeds were primarily used for general corporate purposes.

In March 2006, the Company issued $50,000 of 8% convertible notes due on March 15, 2008. Interest is payable semi-annually in March and September. The notes are convertible by the holder into shares of the Company’s common stock and warrants to purchase the Company’s common stock at any time at a conversion price of $2.50 per share, which is subject to adjustment based on the provisions of the agreement. The proceeds were primarily used for general corporate purposes.

In March 2006, the Company issued $25,000 of 8% convertible notes due on March 15, 2008. Interest is payable semi-annually in March and September. The notes are convertible by the holder into shares of the Company’s common stock and warrants to purchase the Company’s common stock at any time at a conversion price of $2.50 per share, which is subject to adjustment based on the provisions of the agreement. The proceeds were primarily used for general corporate purposes.

In September 2006, the Company issued $50,000 of 8% convertible notes due on March 15, 2008. Interest is payable semi-annually in March and September. The notes are convertible by the holder into shares of the Company’s common stock and warrants to purchase the Company’s common stock at any time at a conversion price of $2.50 per share, which is subject to adjustment based on the provisions of the agreement. The proceeds were primarily used for general corporate purposes.

In March 2006, the Company issued $50,000 of 8% convertible notes due on March 15, 2008. Interest is payable semi-annually in March and September. The notes are convertible by the holder into shares of the Company’s common stock and warrants to purchase the Company’s common stock at any time at a conversion price of $2.50 per share, which is subject to adjustment based on the provisions of the agreement. The proceeds were primarily used for general corporate purposes.

In March, 2006, the Company issued $150,000 of 8% convertible notes due on March 15, 2008. Interest is payable semi-annually in March and September. The notes are convertible by the holder into shares of the Company’s common stock and warrants to purchase the Company’s common stock at any time at a conversion price of $2.50 per share, which is subject to adjustment based on the provisions of the agreement. The proceeds were primarily used for general corporate purposes.

In accordance with FAS-84, INDUCED CONVERSIONS OF CONVERTIBLE DEBT, the conversion of notes to common stock during the years ended December 31, 2006 and 2005 resulted in $264,990 and $58,890, respectively, of debt conversion expense.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND 2005

6.	STOCK PURCHASE WARRANTS

During the years ended December 31, 2006 and 2005, the management approved the issuance of warrants to purchase an aggregate of 540,000 shares of the Company’s common stock. Such warrants are exercisable at $1.25 per share, vest over a period of 36 months and expire at various times through October 2009.

The issuance of stock purchase warrants was accounted for under SFAS 123R using the BSM model (with the same assumptions as those used for the options, see note 11), which resulted in the recording of $406,800 and $76,272 in compensation cost during the years ended December 31, 2006 and 2005, respectively.

A summary of warrant activity for 2006 and 2005 is as follows:

	NUMBER OF WARRANTS	WEIGHTED- AVERAGE EXERCISE PRICE	WARRANTS EXERCISABLE	WEIGHTED- AVERAGE EXERCISE PRICE

Outstanding, January 1, 2005	—	$—	—	$—
Granted	240,000	1.25
Exercised	—	—

Outstanding, December 31, 2005	240,000	1.25	240,000	1.25
Granted	300,000	1.25
Exercised	—	—

Outstanding, December 31, 2006	540,000	1.25	540,000	1.25

At December 31, 2006, warrants had a weighted-average exercise price of $1.25 and a weighted-average remaining contractual life of 2.3 years.

Subsequent to December 31, 2006, all outstanding warrants were converted into shares of the Company’s common stock. The conversion was induced by management through a 2-for-1 share offering.

7.	LONG-TERM DEBT

Long-term debt at December 31 is as follows:

	2006	2005

Term loans payable, collateralized by vehicles, due in monthly installments ranging from $404 - $612, including interest at fixed rates ranging from 3.90% - 8.69% and maturing through November 2012.	$207,700	$133,721

Term loan payable - due in monthly installments of $794 including interest at a fixed rate of 8.61% and maturing October 2013. The loan is secured by substantially all assets of the Company and the personal guarantee of the majority stockholder.	50,000	—

Small Business Administration term loan due in monthly installments of $2,282 including interest at a fixed rate of 7.23% and maturing January 2012. The loan is collateralized by substantially all assets of the Company.	116,661	134,921

	374,361	268,642
Less: current portion	76,094	47,082

Long-term debt - net of current portion	$298,267	$221,560

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND 2005

Aggregate maturities of long-term debt of the Company due within the next five years ending December 31 and thereafter, are as follows:

2007	$76,094
2008	77,809
2009	80,060
2010	59,586
2011	49,892
Thereafter	30,920

$374,361

8.	OBLIGATIONS UNDER CAPITAL LEASES

Obligations under capital leases at December 31, are as follows:

	2006	2005
Equipment leases - monthly payments ranging from $83 - $282, including interest between 15.33% - 19.03% and maturing through June 2010.	$30,356	$31,396

Less: current portion	18,143	11,533

Obligations under capital leases - net of current portion	$12,213	$19,863

Aggregate maturities of obligations under capital leases of the Company due within the next five years ending December 31, are as follows:

2007	$21,942
2008	12,023
2009	1,272
2010	495
2011	—

Total future minimum lease payments	35,732
Less: imputed interest	5,376

Present value of minimum lease payments	$30,356

9.	COMMITMENTS AND CONTINGENCIES

The Company conducts its operations from facilities in New Jersey, New York and Ohio with leases expiring on January 31, 2009, November 30, 2009 and November 30, 2007, respectively. Rent expense for the years ended December 31, 2006 and 2005 was $115,963 and $47,006, respectively.

Minimum future rental payments under non-cancelable operating leases for the years ended December 31 are as follows:

2007	$126,928
2008	103,024
2009	67,349
2010	16,172
2011	—

$313,473

Included in future minimum rental payments are lease payments related to a second facility in New Jersey under an operating lease that was entered into subsequent to year-end, but before the issuance of these financial statements.

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND 2005

10.	INCOME TAXES

Income tax benefit is summarized as follows for the years ended December 31:

	2006	2005

Federal and state - current	$—	$—
Deferred	—	—

Provision for income taxes	$—	$—

          The details of deferred income tax assets are as follows:

	2006	2005

Deferred income tax assets	$169,600	$53,600
Valuation allowance	(169,600)	(53,600)

Deferred income tax assets - net	$—	$—

The principal temporary difference that gives rise to deferred income tax assets is net operating loss carryforwards.

At December 31, 2006 and 2005, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $424,000 and $134,000, respectively expiring through 2012. Utilization of such net operating losses could be limited under the Internal Revenue Code.

11.	STOCK OPTION PLAN

The Company maintains a non-qualified stock option plan (the “Plan”) that provides for the awarding of stock options to selected employees and non-employees. Options granted under the Plan become vested 50% one year from the date of grant and in full two years from the date of grant. Options are exercisable immediately upon vesting. No shares are reserved for the Plan and all shares are expected to be issued from authorized shares not yet outstanding, or from Treasury Stock, if available.

The Company estimated the fair value of each option award on the date of grant using the BSM valuation model. Assumptions about stock-price volatility have been estimated by management based upon the implied volatilities of publicly traded companies within the industry. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Forfeitures were estimated as management’s best approximation.

The following table presents the weighted-average assumptions used to estimate the fair values of the stock options granted in the periods presented:

	DECEMBER 31,
	2006	2005

Risk-free interest rate	4.90%	2.97%
Expected volatility	150%	150%
Expected life (in years)	10	10
Weighted-average estimated fair value of options granted during the year	$1.59	$0.44

VISUAL MANAGEMENT SYSTEMS HOLDING, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND 2005

          The following table summarizes the activity under the Plan:

	OPTIONS OUTSTANDING

	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING TERM (YRS.)	AGGREGATE INTRINSIC VALUE

Balance, January 1, 2005	—	$—	—	$—
Granted	1,410,000	1.25
Exercised	—	—
Lapsed	—	—
Balance, December 31, 2005	1,410,000	1.25	9.50	618,567

Granted	440,000	1.25
Exercised	—	—
Lapsed	—	—

Balance, December 31, 2006	1,850,000	1.25	8.75	1,318,427

12.	SUBSEQUENT EVENT

In January 2007, the Company entered into employment agreements with certain of its executive officers, which provide for compensation in the form of salaries, performance based bonuses and salary escalations and stock options.

On July 17, 2007, the Company was merged with and into VMS Acquisition Corp., a New Jersey Corporation, and became a wholly-owned subsidiary of Visual Management Systems, Inc., a Nevada Corporation (formely Wildon Production, Inc.), a publicly traded entity subject to the provisions of the Public Company Accounting Oversight Board. As a result of the merger, each outstanding share of the Company’s common stock was converted into 0.50 shares of common stock of Visual Management Systems, Inc.

13.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

The statements of cash flows for the years ended December 31, 2006 and 2005 contains cash paid for interest amounting to $55,157 and $29,264, respectively.

During 2006 and 2005, the Company incurred $104,848 and $106,799, respectively, in debt in connection with the financing of additions to property and equipment.

During 2006 and 2005, the Company incurred $8,000 and $29,248, respectively, in capital leases payable in connection with the financing of additions to equipment under capital lease.

During 2006, $375,000 in convertible notes payable were converted into 315,000 shares of the Company’s common stock.

During 2005, $300,000 in convertible notes payable were converted into 240,000 shares of the Company’s common stock.

Visual Management Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet

September 30, 2007

Assets
Current assets
Cash	$111,105
Accounts receivable	413,848
Inventory	1,102,710
Prepaid expenses	63,003

Total current assets	1,690,666

Property and equipment - net	569,262
Equipment under capital leases - net	66,080
Deposits and other assets	118,391
Intangible assets - net	3,290

$2,447,689

Liabilities and Stockholders’ Deficit

Current liabilities
Accounts payable	$1,886,460
Accrued expenses and other current liabilities	483,440
Deferred revenue	158,285
Sales tax payable	87,906
Current portion of long-term debt	111,014
Current portion of obligations under capital leases	23,688
Convertible notes payable	125,000

Total current liabilities	2,875,793

Long-term debt - net of current portion	422,912
Obligations under capital leases - net of current portion	35,200
Loans payable - stockholders	9,000

Stockholders’ deficit
Preferred stock	1
Common stock	5,218
Additional paid-in-capital	5,388,090
Treasury stock, at cost	(150,000)
Accumulated deficit	(6,138,525)

Total stockholders’ deficit	(895,216)

$2,447,689

The accompanying notes to Condensed Consolidated Financial Statements are an integral part of these statements.

Visual Management Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Quarter Ended September 30, 2007 and 2006

	2007	2006

Revenues - net	$3,103,957	$1,055,645

Cost of revenues	1,870,795	605,675

Gross margin	1,233,162	449,970

Operating expenses (including stock-based compensation of $145,739 and $259,545 for 2007 and 2006, respectively)	1,571,241	1,279,407

Loss from operations	(338,079)	(829,437)

Other (income) expenses
Debt conversion expense	—	72,270
Interest income	(229)	—
Interest expense	9,033	27,474
Miscellaneous income	—	(105)

	8,804	99,639

Net loss before provision for state income taxes	(346,883)	(929,076)

Provision for state income taxes	1,883	683

Net loss	$(348,766)	$(929,759)

Basic and fully diluted earnings (loss) per share	$(0.04)	$(0.09)

Weighted average number of common shares outstanding	7,795,780	9,852,500

The accompanying notes to Condensed Consolidated Financial Statements are an integral part of these statements.

Visual Management Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Nine Months Ended September 30, 2007 and 2006

	2007	2006

Revenues - net	$5,577,233	$3,028,183

Cost of revenues	3,053,692	1,395,105

Gross margin	2,523,541	1,633,078

Operating expenses (including stock-based compensation of $562,630 and $627,527 for 2007 and 2006, respectively)	5,430,109	2,651,467

Loss from operations	(2,906,568)	(1,018,389)

Other (income) expenses
Debt conversion expense	590,044	72,270
Interest income	(281)	(195)
Interest expense	16,158	39,996
Miscellaneous income	—	(105)

	605,921	111,966

Net loss before provision for state income taxes	(3,512,489)	(1,130,355)

Provision for state income taxes	5,111	683

Net loss	$(3,517,600)	$(1,131,038)

Basic and fully diluted earnings (loss) per share	$(0.33)	$(0.12)

Weighted average number of common shares outstanding	10,722,561	9,810,833

The accompanying notes to Condensed Consolidated Financial Statements are an integral part of these statements.

Visual Management Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2007 and 2006

	2007	2006

Cash flows from operating activities
Net loss	$(3,517,600)	$(1,131,038)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	81,025	57,134
Stock-based compensation	562,630	627,527
Debt conversion expense	590,044	72,270
Bank overdraft	(46,697)
(Increase) decrease in operating assets
Accounts receivable	(30,130)	(17,782)
Inventory	(856,671)	(224,746)
Prepaid expenses and other assets	(48,746)	(6,347)
Deposits and other assets	(60,067)	(24,953)
Increase (decrease) in operating liabilities
Accounts payable	1,098,923	123,250
Accrued expenses and other current liabilities	256,930	171,890
Sales tax payable	65,375	20,692
Deferred revenue	136,199	40,000

Net cash used by operating activities	(1,768,785)	(292,103)

Cash flows from investing activities
Purchases of property and equipment	(136,615)	(21,169)

Cash flows from financing activities
Repayment of capital leases	(16,922)	(9,294)
Proceeds from convertible notes payable	125,000	325,000
Proceeds from the sale of common stock	836,855	—
Repurchase of stock into treasury	(150,000)
Proceeds from the issuance of preferred stock, net of issuance costs of $250,148 in 2007	1,265,500	—
Principal repayments of long-term debt	(42,948)	(39,948)
Proceeds from loans payable - stockholders	(1,943)	64,429

Net cash provided by financing activities	2,015,542	340,187

Change in cash	110,142	26,915

Cash
Beginning of period	963	10,902

End of period	$111,105	$37,817

The accompanying notes to Condensed Consolidated Financial Statements are an integral part of these statements.

Visual Management Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2007 and 2006

1. Basis of Presentation and Nature of Business Operations

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of Form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission (the “Commission”) and include the results of Visual Management Systems, Inc., formerly known as Wildon Productions, and Visual Management Systems Holding, Inc., Visual Management Systems LLC and Visual Management Systems PDG, LLC, its wholly-owned subsidiaries (the “Subsidiaries”), which are collectively referred to as the “Company”. Accordingly, certain information and footnote disclosures required in the unaudited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The statements are subject to possible adjustments in connection with the annual audit of the Company’s accounts for the year ending December 31, 2007. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the Company’s consolidated financial position as of September 30, 2007 and the results of its operations for the nine and three month periods ended September 30, 2007 and 2006, and cash flows for the nine months ended September 30, 2007 and 2006 are not necessarily indicative of results that may be expected for the entire year.

The Company delivers protective technology solutions and remote management loss prevention surveillance systems and provides on-site consultations regarding its products. The Company also sells, installs, upgrades and services Digital Video Recording Systems. The Company is New Jersey-based and began operations in June 2003.

On July 17, 2007, Visual Management Systems, Inc. (formerly Wildon Productions Inc.) acquired all of the outstanding capital stock of Visual Management Systems Holding, Inc. in connection with the merger of its wholly-owned subsidiary with and into Visual Management Systems Holding, Inc. In connection with the merger, Wildon Productions Inc. changed its name to Visual Management Systems, Inc., effected a 1 for 7 reverse stock split and the former shareholders of Visual Management Systems Holding, Inc. received shares of common stock representing approximately 76.5% of Visual Management Systems, Inc.’s outstanding common stock after giving effect to the merger and the cancellation of 476,428 shares of common stock that were surrendered by a shareholder for cancellation at or about the time of the merger. The transaction described above has been accounted for as a reverse merger (recapitalization) with Visual Management Systems Holding, Inc. being deemed the accounting acquirer and Visual Management Systems, Inc. (formerly Wildon Productions Inc.) being deemed the legal acquirer. Accordingly, the historical financial information presented in the financial statements is that of Visual Management Systems Holding, Inc. and its subsidiaries for periods prior to the merger and of the consolidated entities from the date of the merger and thereafter. The basis of the assets and liabilities of Visual Management Systems Holding, Inc., the accounting acquirer, has been carried over in the recapitalization, and the financial statements have been adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital.

2. Summary of Significant Accounting Policies

Significant accounting policies followed by Visual Management Systems, Inc. and its wholly-owned subsidiaries in the preparation of the accompanying consolidated financial statements are summarized below:

Principles of Consolidation

The consolidated financial statements include the accounts of Visual Management Systems, Inc. and its wholly owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash balances and trade receivables. The Company invests its excess cash in highly liquid investments. The Company’s customer base is principally comprised of financial institutions. The Company does not require collateral from its customers.

Accounts Receivable and Credit Policy

Accounts receivable are uncollateralized customer obligations due under normal trade terms, ordinarily requiring payment within 30 days from the invoice date. Interest is not charged on unpaid receivables with invoice dates over 30 days old.

Accounts receivable are stated in the amount billed to the customer. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

Management believes all accounts receivable to be fully collectible and, therefore, has not recorded an allowance as of September 30, 2007.

Inventory

Inventory, which consists of digital video recorders, security cameras and related installation materials, is stated at the lower of cost or market value. Cost is computed on the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation charges with respect to property and equipment have been made by the Company using accelerated methods based on the following estimated useful lives:

Classification	Estimated Life (Years)

Computer hardware and software	5 – 7
Furniture and fixtures	7
Machinery and equipment	5 – 7
Vehicles	5

Expenditures for repairs and maintenance are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property and equipment.

Revenue Recognition

The Company generates revenues from the sale and installation of remote management loss prevention systems. Revenue is recognized at the time of the installation, and is shown net of any anticipated credits and taxes imposed by government agencies. Deferred revenue represents funds received in advance of services performed or product delivery.

Advertising

Advertising costs are expensed as incurred and approximated $17,000 and $15,000 for the three months ended September 30, 2007 and 2006, respectively, and $57,000 and $31,000 for the nine months ended September 30, 2007 and 2006, respectively.

Income Taxes

Deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Company’s income tax return for the period reported.

3. Convertible Debt

In March 2007, the Company issued $125,000 of 8% convertible notes that were due on September 30, 2007. Interest was payable at maturity. The notes were convertible by the holder into shares of the Company’s common stock of $1.25 per share, which is subject to adjustment based on the provisions of the agreement. The proceeds were primarily used for general corporate purposes. During the period, the notes were extended for a period of ninety days and, therefore, are still recorded as outstanding at September 30, 2007.

4. Stockholders’ Equity

Private Offering

As a condition to the merger between a subsidiary of Visual Management Systems, Inc. and Visual Management Systems Holding, Inc., Visual Management Systems, Inc. completed the initial closing of a private placement offering of units, with each unit consisting of one share of Series A Convertible Preferred Stock and a warrant to purchase 1,000 shares of common stock at an exercise price of $3.50 per share. A total of 606.26 units were sold during the three months ended September 30, 2007 for total consideration of $1,515,648 and net proceeds, after deduction of commissions and expenses paid to the placement agent, of $1,265,500.

Warrants

In connection with the private offering described above, the Company issued warrants to acquire 606,260 shares of common stock at a price of $3.50 per share. The warrants expire on July 17, 2012. In addition, the Company issued to the placement agent for the private offering warrants to acquire 60,626 shares of common stock at an exercise price of $1.75 per share. The placement agent warrants expire on July 17, 2012.

The Company issued warrants to acquire a total of 100,000 shares of common stock at an exercise price of $1.50 per share in connection with a private offering of convertible notes and warrants in March 2007. These warrants expire in March 2011.

Series A Convertible Preferred Stock

The Company issued 606.26 shares of Series A Convertible Preferred Stock during the three months ended September 30, 2007 in the private placement described above. Holders of Series A Convertible Preferred Stock are entitled at any time to convert their shares of Series A Convertible Preferred Stock into common stock, without any further payment. The number of shares of common stock into which each share of Series A Convertible Preferred Stock is convertible is determined by dividing $2,500 by the conversion price, which is initially $2.50. As a result, each share of Series A Convertible Preferred Stock is initially convertible into 1,000 shares of common stock. Holders of Series A Convertible Preferred Stock will be protected against dilution by adjustment of the conversion price in certain events, such as stock dividends, stock splits or other similar events. If the Company issues any shares of its common stock (other than in connection with the exercise of stock options and warrants outstanding at the time of the private placement or the placement agent warrants or the conversion of convertible securities outstanding at the time of the private placement) for cash consideration of less than $2.50 per share or if the Company issues options, warrants (other than the placement agent warrants) or securities convertible into shares of common stock having an exercise price per share or conversion price of less than $2.50 per share, the conversion price will be adjusted to the price per share at which such new shares of common stock are issued or will be issued upon exercise of such options or warrants or conversion of such convertible securities. Neither the issuance nor exercise nor conversion of options, warrants or convertible securities issued in connection with acquisitions and strategic alliance will trigger an adjustment of the conversion price. Holders of Series A Convertible Preferred Stock have no voting rights except as required by applicable law.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series A Convertible Preferred Stock will be entitled to receive out of assets of the Company available for distribution to it shareholders, before any distribution is made to holders of its common stock (or any other securities ranging junior to the Series A Convertible Preferred Stock), liquidating distributions in an amount equal to $2,500 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series A

Convertible Preferred Stock are entitled, holders of the Series A Convertible Preferred Stock will receive liquidating distributions pro rata with holders of common stock (or any other securities ranging on a parity with or junior to the Series A Convertible Preferred Stock to the extent required by the Company’s Certificate of Incorporation), based on the number of shares of common stock into which the Series A Convertible Preferred Stock is convertible at the conversion rate then in effect.

The Series A Convertible Preferred Stock is not redeemable by the Company and the holders of the Series A Convertible Preferred Stock may not require the Company to redeem the Series A Convertible Preferred Stock. Holders of Series A Convertible Preferred Stock are not entitled to receive dividends.

In connection with the private offering, the Company has agreed to use its best efforts to file a shelf registration statement (the “Resale Registration Statement”) with the SEC covering the resale of all shares issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants issued in connection with the private placement on or before the date which is sixty (60) days after the date of the final closing of the private placement. The Company is obligated to maintain the effectiveness of the Resale Registration Statement from its effective date through and until forty-eight (48) months after the effective date. In the event the Resale Registration Statement is not filed with the SEC on or prior to the date which is sixty (60) days after the date of the final closing of the private placement or declared effective within 120 days after the date of the final closing of the private placement, the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will be increased, subject to the limit described below, by two percent (2%) for each month (or portion thereof) that the Resale Registration Statement is not so filed or effective.

The Company is required to use its best efforts to respond to any SEC comments to the Resale Registration Statement on or prior to the date which is twenty (20) business days from the date such comments are received. In the event that the Company fails to respond to such comments within twenty (20) business days, the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will be increased, subject to the limit described below, by two percent (2%) for each month (or portion thereof) that a response to the comments to such shelf registration statement has not been submitted to the SEC.

The aggregate increase in the number of shares issuable upon the conversion of the Series A Convertible Preferred Stock by reason of the failure to timely file the Resale Registration Statement, respond to SEC comments or have the Resale Registration Statement declared effective shall in no event exceed twenty percent (20%).

5. Subsequent Event

          On October 25, 2007, we completed our private offering of units consisting of Series A Preferred Stock and warrants to purchase common stock, the initial closing of which had occurred on July 17, 2007 when we acquired Visual Management Systems Holding, Inc. in a reverse merger transaction. A total of 616 shares of Series A Convertible Preferred Stock and warrants to acquire 616,000 shares of Common Stock were issued in the private offering. Total proceeds of the offering after deducting $123,091 of commissions and $112,436 of expenses paid to the placement agent, were approximately $1,286,000. We also issued 61,600 shares of Common Stock and warrants to acquire 61,600 shares of Common Stock as compensation to the placement agent.

In November, 2007, the Company entered into a securities purchase agreement with three affiliated institutional investors for the sale of original issue discount 5% secured convertible debentures and common stock purchase warrants (the “November 2007 Private Placement”). In this transaction, the Company issued an aggregate of $3.75 million principal amount of debentures at an original issue discount of 20% and warrants to purchase an aggregate of 11,250,000 shares of its common stock. This transaction resulted in net proceeds to the Company of $2,665,000, after deducting fees and expenses of $335,000, $300,000 of which was paid to Kuhns Brothers, Inc., in exchange for their services as placement agent in connection with the transaction and $35,000 of which was paid to cover the investors’ legal fees.

The warrants issued in the November 2007 Private Placement are five year warrants to purchase shares of its common stock at a price of $1.15 per share, subject to adjustment, including full-ratchet anti-dilution protection.

The following summarizes the terms of the debentures the Company issued in connection with the November 2007 Private Placement:

•	Term. The debentures are due and payable on May 31, 2010.
•	Interest. Interest accrues at the rate of 5% per annum and is payable quarterly on April 1, July 1, October 1 and December 1, commencing on January 1, 2008.
•	Monthly Principal Payments. Monthly principal payments equal to 1/18th of the principal amount due under each debenture begin November 1, 2008 and continue through May 31, 2010.
•

Payments of Principal and Interest. The Company has the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, the Company can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $0.50) or 85% of the average of the volume weighted average price, or VWAP, per share as reported by Bloomberg L.P. for the Company’s common stock for the 10 consecutive trading days immediately prior to the applicable payment date.

•

Early Redemption. The Company has the option to redeem the debentures before their maturity by payment in cash of 120% of the then outstanding principal amount plus accrued interest and other charges. To redeem the debentures the Company must meet certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures. The payment of the debentures would occur on the 10th day following the date the Company gave the holders notice of its intent to redeem the debentures. The Company agreed to honor any notices of conversion that it receives from a holder before the date it pays off the debentures.

•

Voluntary Conversion by Holder. The debentures are convertible at any time at the discretion of the holder at a conversion price per share of $.50, subject to adjustment including full-ratchet, anti-dilution protection, and subject to a 9.99% cap on the beneficial ownership of the Company’s shares of common stock by the holder and its affiliates following such conversion.

•

Forced Conversion. Subject to compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures and subject to a 9.99% cap on the beneficial ownership of the Company’s shares of common stock by the holder and its affiliates following such conversion, the Company also have the right to force conversion if the average of the VWAP for its common stock exceeds $2.88 for 20 trading days out of a consecutive 30 trading day period.

The debentures impose certain covenants on the Company, including restrictions against incurring additional indebtedness, creating any liens on its property, amending its certificate of incorporation or bylaws, redeeming or paying dividends on shares of its outstanding common stock, and entering into certain related party transactions. The debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, its common stock ceases to be eligible for listing or quotation on a trading market, a change in control, failure to secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner. In the event of default, the holders of the debentures have the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130% of the amount outstanding, plus accrued interest and expenses. The Company’s obligations under the debentures are secured by substantially all of its assets.

In connection with the November 2007 Private Placement, the Company entered into a registration rights agreement dated November 29, 2007, with the institutional investors, pursuant to which it agreed to file a registration statement covering the resale of the shares of common stock that may be issued to such investors upon the conversion of the debentures, payment in kind, and the exercise of the related warrants. The Company also agreed to maintain the effectiveness of the registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144(k) of the Securities Act of 1933. If the registration statement of which this prospectus is a part is not declared effective by the SEC by February 28, 2008 (or March 30, 2008 in case of a full review of the registration statement by the SEC), or if the Company fails to maintain the effectiveness of the registration statement, the Company are required to pay to each investor, as partial liquidated damages, cash equal to 2% of the aggregate purchase price paid by such investor for any securities purchased in the November 2007 Private Placement and then held by such investor, and shall pay to such investor such amount for each subsequent 30-day period, up to a maximum aggregate liquidated damages amount of 20% of the aggregate purchase price paid by such investor in the November 2007 Private Placement.

In addition, the investors have a right to participate in up to 100% of any debt or equity financing the Company proposes to undertake through the date that is the 12-month anniversary of the effectiveness of the registration statement that the Company is required to file.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The provisions of the Nevada Revised Statutes provide, in general, that a corporation incorporated under the laws of the State of Nevada, such as us, may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by his in connection with the action, suit or proceeding if (i) he has not breached his fiduciary duties under circumstances involving intentional misconduct, fraud or a knowing violation of law, and (ii) he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was illegal. Termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

          Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of Nevada Revised Statutes, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. We also have director and officer indemnification agreements with each of our executive officers and directors which provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSE	AMOUNT

Registration Fee	$780
Costs of Printing and Engraving	$10,000
Legal Fees	$40,000
Accounting Fees	$25,000
Miscellaneous	$25,000

TOTAL	$100,780

RECENT SALES OF UNREGISTERED SECURITIES

          The Registrant completed an offering of 4,300,000 shares of its common stock at a price of $0.001 per share to its President and Chief Executive Officer on October 4, 2005. The total amount received from this offering was $4,000. These shares were issued pursuant to Regulation S of the Securities Act of 1933.

          In March 2007, Visual Management Systems Holding, Inc. issued $125,000 principal amount of convertible notes and warrants to acquire 200,000 shares of Visual Management Systems Holding, Inc. common stock to three accredited investors. Pursuant to the adjustment provisions contained therein, the convertible notes are convertible into 100,000 shares of the Registrant’s common stock and the warrants are exercisable for 100,000 shares of the Registrant’s common stock. Visual Management Systems Holding, Inc. issued 20,000 shares of its common stock and warrants to acquire 20,000 shares of its common stock to its placement agent in connection with this offering. Visual Management Systems Holding, Inc. relied on the exemptions provided by Rule 506 and Section 4(2) of the Securities Act of 1933 in connection with this offering.

          The Registrant issued 616 units, with each unit consisting of one (1) share of Series A convertible preferred stock and a warrant to acquire 1,000 shares of common stock to 29 accredited investors from July 17, 2007 through October 25, 2007. The Registrant issued 61,600 shares of common stock and warrants to acquire 61,600 shares of common stock to its placement agent in connection with this offering. The Registrant relied upon the exemptions provided by Rule 506 and Section 4(2) of the Securities Act of 1933 in conducting this offering.

          The Registrant issued 5,218,000 shares of its common stock to 43 shareholders of Visual Management Systems Holding, Inc. in connection with the merger of a wholly owned subsidiary of the Registrant into Visual Management Systems Holding, Inc. in July 2007. The Registrant relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in connection with this transaction.

          The Registrant issued $3,750,000 principal amount of original issue discount 5% secured convertible debentures and warrants to acquire 11,250,000 shares of common stock to three (3) investors in November 2007. The Registrant issued warrants to acquire 1,200,000 shares of common stock to its placement agent and its assignees in connection with this offering. The Registrant relied upon the exemptions provided by Rule 506 and Section 4(2) of the Securities Act of 1933 in conducting this offering.

EXHIBITS

Exhibit No.	Exhibits

2.1	Agreement of Merger and Plan of Reorganization among the Registrant, VMS Acquisition Corp. and Visual Management Systems Holdings, Inc. (1)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (2)

3.2	By-laws of Registrant (3)

4.1	Equity Incentive Plan. (2)

4.2	Form of Warrants to purchase shares of Common Stock at a price of $3.50 per share. (2)

4.3	Form of Warrants issued to Placement Agent (and sub-agents) to purchase shares of Common Stock at a price of $2.50 per share. (5)

4.4	Form of Convertible Note issued by Visual Management Systems Holding, Inc. in the aggregate principal amount of $125,000. (4)

4.5	Form of Warrant issued by Visual Management Systems Holding, Inc. with respect to an aggregate 200,000 shares of Visual Management Systems Holding, Inc. Common Stock. (4)

4.6	Securities Purchase Agreement by and among the Company and the investors identified therein, dated as of November 28, 2007. (5)

4.7	Form of 5% Secured Debenture. (5)

4.8	Form of Common Stock Purchase Warrant. (5)

4.9	Registration Rights Agreement executed by the Company and for the benefit of the holders of the 5% Secured Debentures. (5)

4.10	Form of Placement Agent Warrant. (5)

5.1	Opinion of Giordano, Halleran & Ciesla, P.C. (to be filed by amendment)

10.2	Placement Agent Agreement by and among the Placement Agent named therein, the Company and Visual Management Systems Holding, Inc. (2)

10.3	Form of Lock Up Agreement between the Registrant and executive officers and certain stockholders. (2)

10.4	Form of Private Placement Subscription Agreement. (2)

10.5	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Jason Gonzalez (4)

10.6	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Howard Herman (4)

10.7	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Caroline Gonzalez (4)

10.8	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Jonathan Bergman (4)

10.9	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Kevin Sangirardi (4)

10.10	Security Agreement dated November 30, 2007 executed by the Company and its subsidiaries for the benefit of the holders of the 5% Secured Debentures (5)

10.11	Subsidiary Guaranty executed by the subsidiaries of the Company for the benefit of the holders of the 5% Secured Debentures (5)

21.1	Subsidiaries of Registrant

23.1	Consent of Sobel & Co. LLC

23.2	Consent of Giordano, Halleran & Ciesla, P.C. (to be filed with Exhibit No. 5)

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2007

(2)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2007.

(3)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 9, 2006.

(4)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K/A filed with the Securities and Exchange Commission on October 26, 2007

(5)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007.

UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	i.	Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

	iii.	Include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424.

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

5.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Toms River, New Jersey on December 21, 2007.

Visual Management Systems, Inc.

(Registrant)

By:	/s/ Jason Gonzalez

Name:	Jason Gonzalez
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Jason Gonzalez with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: December 21, 2007
/s/ Jason Gonzalez
	Name:	Jason Gonzalez
	Title:	President, Chief Executive Officer and Director

Date: December 21, 2007
/s/ Howard Herman
	Name:	Howard Herman
	Title:	Chief Financial Officer (Principal Accounting Officer)

Date: December 21, 2007
/s/ Michael Ryan
	Name:	Michael Ryan
	Title:	Director

Date: December 21, 2007
/s/ Jack Jacobs
	Name:	Jack Jacobs
	Title:	Director

Date: December 21, 2007
/s/ Martin McFeely
	Name:	Martin McFeely
	Title:	Director

Date: December 21, 2007
/s/ Robert Moe
	Name:	Robert Moe
	Title:	Director

EXHIBIT INDEX

Exhibit No.	Exhibits

2.1	Agreement of Merger and Plan of Reorganization among the Registrant, VMS Acquisition Corp. and Visual Management Systems Holdings, Inc. (1)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (2)

3.2	By-laws of Registrant (3)

4.1	Equity Incentive Plan. (2)

4.2	Form of Warrants to purchase shares of Common Stock at a price of $3.50 per share. (2)

4.3	Form of Warrants issued to Placement Agent (and sub-agents) to purchase shares of Common Stock at a price of $2.50 per share. (5)

4.4	Form of Convertible Note issued by Visual Management Systems Holding, Inc. in the aggregate principal amount of $125,000. (4)

4.5	Form of Warrant issued by Visual Management Systems Holding, Inc. with respect to an aggregate 200,000 shares of Visual Management Systems Holding, Inc. Common Stock. (4)

4.6	Securities Purchase Agreement by and among the Company and the investors identified therein, dated as of November 28, 2007. (5)

4.7	Form of 5% Secured Debenture. (5)

4.8	Form of Common Stock Purchase Warrant. (5)

4.9	Registration Rights Agreement executed by the Company and for the benefit of the holders of the 5% Secured Debentures. (5)

4.10	Form of Placement Agent Warrant. (5)

5.1	Opinion of Giordano, Halleran & Ciesla, P.C.(to be filed by amendment)

10.2	Placement Agent Agreement by and among the Placement Agent named therein, the Company and Visual Management Systems Holding, Inc. (2)

10.3	Form of Lock Up Agreement between the Registrant and executive officers and certain stockholders. (2)

10.4	Form of Private Placement Subscription Agreement. (2)

10.5	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Jason Gonzalez (4)

10.6	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Howard Herman (4)

10.7	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Caroline Gonzalez (4)

10.8	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Jonathan Bergman (4)

10.9	Employment Agreement dated as of January 1, 2007 between Visual Management Systems, Inc. and Kevin Sangirardi (4)

10.10	Security Agreement dated November 30, 2007 executed by the Company and its subsidiaries for the benefit of the holders of the 5% Secured Debentures . (5)

10.11	Subsidiary Guaranty executed by the subsidiaries of the Company for the benefit of the holders of the 5% Secured Debentures. (5)

21.1	Subsidiaries of issuer

23.1	Consent of Sobel & Co. LLC

23.2	Consent of Giordano, Halleran & Ciesla, P.C. (to be filed with Exhibit No. 5)

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2007

(2)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2007.

(3)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 9, 2006.

(4)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K/A filed with the Securities and Exchange Commission on October 26, 2007

(5)	Incorporated by reference to similarly numbered exhibit to the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007.